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                                                                   Exhibit 10.39



                          AGREEMENT AND PLAN OF MERGER




                                      among


                                   CVC, INC.,


                             CVC ACQUISITION CORP.,


                       COMMONWEALTH SCIENTIFIC CORPORATION


                                       and


                          CERTAIN STOCKHOLDERS THEREOF



                            Dated as of April 1, 1999



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                                TABLE OF CONTENTS

ARTICLE I THE MERGER ...............................................................................1
     Section 1.1.    The Merger.....................................................................1
     Section 1.2.    The Closing....................................................................1
     Section 1.3.    The Effective Time.............................................................1
     Section 1.4.    Organizational Documents.......................................................2
     Section 1.5.    Directors and Officers.........................................................2
     Section 1.6.    Conversion of Capital Stock....................................................2
     Section 1.7.    Company Stock Options..........................................................3
     Section 1.8.    Dissenting Shares..............................................................3
     Section 1.9.    Exchange of Certificates.......................................................4
     Section 1.10.   Escrow Fund....................................................................6
     Section 1.11.   Registration Rights Agreement..................................................6
     Section 1.12.   Post Closing Adjustment........................................................6
     Section 1.13.   Officers.......................................................................6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................................6
     Section 2.1.    Organization...................................................................7
     Section 2.2.    Capitalization.................................................................7
     Section 2.3.    Authority Relative to this Agreement...........................................8
     Section 2.4.    Consents and Approvals; No Violations..........................................8
     Section 2.5.    Financial Statements...........................................................9
     Section 2.6.    Absence of Certain Changes.....................................................9
     Section 2.7.    No Undisclosed Liabilities....................................................10
     Section 2.8.    Litigation....................................................................10
     Section 2.9.    No Default....................................................................10
     Section 2.10.   Permits; Compliance with Applicable Law.......................................10
     Section 2.11.   Taxes and Tax Returns.........................................................10
     Section 2.12.   Employee Benefit Plans........................................................13
     Section 2.13.   Intellectual Property.........................................................15
     Section 2.14.   Tax Free Reorganization.......................................................16
     Section 2.15.   Transactions with Affiliates..................................................16
     Section 2.16.   Contracts.....................................................................16
     Section 2.17.   Labor Relations...............................................................18
     Section 2.18.   Environmental.................................................................18
     Section 2.19.   Assets Necessary to Business..................................................19
     Section 2.20.   Insurance.....................................................................19
     Section 2.21.   Inventory.....................................................................20
     Section 2.22.   Accounts Receivable...........................................................20
     Section 2.23.   Product Returns and Warranties................................................20
     Section 2.24.   Customers and Suppliers.......................................................20
     Section 2.25.   Real Property.................................................................20
     Section 2.26.   No Misleading Statements......................................................20

                                       ii
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
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE 5% STOCKHOLDERS..................................21
     Section 3.1.    Binding Nature of this Agreement..............................................21
     Section 3.2.    Consents and Approvals; No Violations.........................................21
     Section 3.3.    Share Ownership...............................................................21
     Section 3.4.    Investment....................................................................22
     Section 3.5.    Accredited Investor...........................................................22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB........................................22
     Section 4.1.    Organization..................................................................22
     Section 4.2.    Capitalization................................................................22
     Section 4.3.    Authority Relative to this Agreement..........................................23
     Section 4.4.    Consents and Approvals; No Violations.........................................24
     Section 4.5.    Financial Statements..........................................................24
     Section 4.6.    Absence of Certain Changes....................................................25
     Section 4.7.    No Undisclosed Liabilities....................................................25
     Section 4.8.    Litigation....................................................................25
     Section 4.9.    Tax Free Reorganization.......................................................25
     Section 4.10.   Environmental.................................................................25
     Section 4.11.   No Default....................................................................26
     Section 4.12.   Permits; Compliance with Applicable Law.......................................26
     Section 4.13.   Taxes and Tax Returns.........................................................26
     Section 4.14.   Employee Benefit Plans........................................................28
     Section 4.15.   Intellectual Property.........................................................30
     Section 4.16.   Transactions with Affiliates..................................................31
     Section 4.17.   Assets Necessary to Business..................................................31
     Section 4.18.   Insurance.....................................................................31
     Section 4.19.   Accounts Receivable...........................................................31
     Section 4.20.   Contracts.....................................................................31
     Section 4.21.   Inventory.....................................................................32
     Section 4.22.   No Misleading Statements......................................................32

ARTICLE V COVENANTS..............................................................................  32
     Section 5.1.    Interim Operations of the Company.............................................32
     Section 5.2.    Interim Operations of Parent..................................................34
     Section 5.3.    Investigation.................................................................34
     Section 5.4.    Disclosure Supplements........................................................35
     Section 5.5.    Reasonable Efforts............................................................35
     Section 5.6.    Stockholder Meeting...........................................................36
     Section 5.7.    Further Assurances............................................................36
     Section 5.8.    Brokers or Finders............................................................36
     Section 5.9.    No Solicitation...............................................................36
     Section 5.10.   Performance of Obligations....................................................37
     Section 5.11.   Tax Treatment.................................................................37
     Section 5.12.   5% Stockholders...............................................................37
     Section 5.13.   Tax Covenants.................................................................39
     Section 5.14.   March 31, 1999 Audit..........................................................39

                                      iii
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
     Section 5.15.   Employee Benefit Matters......................................................40
     Section 5.16.   Consulting and Non-Competition Agreements.....................................40
     Section 5.17.   Year 2000.....................................................................40
     Section 5.18.   Stockholders of the Company...................................................40
     Section 5.19.   Underwriting Lockup...........................................................40
     Section 5.20.   Archbold Trust................................................................41

ARTICLE VI CONDITIONS..............................................................................41
     Section 6.1.    Conditions to Each Party's Obligations........................................41
     Section 6.2.    Conditions to Obligations of Parent and Sub...................................41
     Section 6.3.    Conditions to Obligations of the Company......................................42

ARTICLE VII TERMINATION AND AMENDMENT..............................................................43
     Section 7.1.    Termination...................................................................43
     Section 7.2.    Effect of Termination.........................................................44
     Section 7.3.    Amendment.....................................................................44
     Section 7.4.    Extension; Waiver.............................................................44

ARTICLE VIII SURVIVAL; INDEMNIFICATION.............................................................45
     Section 8.1.    Survival Periods..............................................................45
     Section 8.2.    Indemnification...............................................................45
     Section 8.3.    Indemnification Amounts.......................................................46
     Section 8.4.    Claims........................................................................46
     Section 8.5.    Indemnification with Respect to Taxes.........................................47
     Section 8.6.    Exclusive Remedy..............................................................49

ARTICLE IX MISCELLANEOUS...........................................................................49
     Section 9.1.    Notices.......................................................................49
     Section 9.2.    Headings......................................................................50
     Section 9.3.    Counterparts..................................................................50
     Section 9.4.    Entire Agreement; Assignment..................................................50
     Section 9.5.    Governing Law.................................................................51
     Section 9.6.    Specific Performance..........................................................51
     Section 9.7.    Publicity.....................................................................51
     Section 9.8.    Binding Nature; No Third Party Beneficiaries..................................51
     Section 9.9.    Severability..................................................................51
     Section 9.10.   Interpretation................................................................51
     Section 9.11.   Payment of Expenses...........................................................52

                                    Exhibits

         Exhibit A:  Valuation Schedule
         Exhibit B:  Stockholder Letter
         Exhibit C:  Escrow Agreement
         Exhibit D:  Registration Rights Agreement
         Exhibit E-1:  Form of Salary Continuation and Non-Competition Agreement
         Exhibit E-2:  Form of Stockholder Non-Competition Agreement
         Exhibit F:  Form of Consulting Agreement


                                       iv
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         AGREEMENT AND PLAN OF MERGER, dated as of April 1, 1999 among CVC, Inc, a Delaware corporation ("Parent"), CVC Acquisition Corp., a Virginia corporation and a wholly owned subsidiary of Parent ("Sub"), Commonwealth Scientific Corporation, a Virginia corporation (the "Company"), George R. Thompson, Jr.
(the "Stockholder") and the John D. Archbold GST Trust (the "Archbold Trust," and, together with the Stockholder, the "5% Stockholders").

         WHEREAS, the Boards of Directors of Parent and the Company each have determined that a business combination between Parent and the Company is in the best interests of their respective companies and stockholders;

         WHEREAS, for federal income tax purposes, it is intended that the merger provided for herein shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

         WHEREAS, in order to induce Parent and Sub to execute this Agreement, simultaneously with the execution hereof, Parent and the Company are entering into a Stock Option Agreement.

         NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

         Section 1.1. THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Sub shall be merged with and into the Company (the "Merger") and the separate corporate existence of Sub shall cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the Virginia Stock Corporation Act (the "VSCA").

         Section 1.2. THE CLOSING. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place
(a) at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York, at 10:00 a.m., local time, on the first business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance herewith or (b) at such other time, date or place as Parent and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         Section 1.3. THE EFFECTIVE TIME. Upon the terms and subject to the conditions of this Agreement, at the Closing the parties shall cause Articles of Merger to be executed and filed in accordance with the requirements of the VSCA. The Merger shall become effective upon the filing of the Articles of Merger and any other appropriate documents with the State Corporation Commission of Virginia in accordance with the VSCA or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

         Section 1.4. ORGANIZATIONAL DOCUMENTS. The Articles of Incorporation of Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation (provided that the name of the Surviving Corporation shall be "Commonwealth Scientific Corporation"), until duly amended in accordance with applicable law. The by-laws of the Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until duly amended in accordance with applicable law.

         Section 1.5. DIRECTORS AND OFFICERS. (a) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until the earlier of their resignation or removal or until their successors are duly appointed or elected in accordance with applicable law. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until the earlier of their resignation or removal or until their successors are duly appointed or elected in accordance with applicable law.

                  (b) Effective as of the Effective Time, Parent shall cause the Stockholder to be elected a director of Parent.

         Section 1.6. CONVERSION OF CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

                  (a) Except as otherwise provided in this Article I, each share of common stock, par value $1.00 per share (the "Shares") of the Company outstanding immediately prior to the Effective Time shall be converted into the right to receive 6.03601(the "Exchange Number") shares of common stock, par value $.01 per share (the "Parent Shares"), of Parent. The Parent Shares issuable pursuant to this Section 1.6(a) are sometimes referred to as the "Merger Consideration." The Exchange Number was calculated as set forth on Exhibit A hereto. In case of any stock splits, stock dividends, recapitalizations or other events affecting the capital stock of Parent or the Company (including any rights to acquire such stock), or other events affecting the amounts set forth on Exhibit A, amounts hereunder shall be appropriately adjusted.

                  (b) Each share of common stock of Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation.

                  (c) Each Share held by the Company as treasury stock shall be cancelled, and no payment shall be made in respect thereof.

                  (d) Notwithstanding the foregoing, no fractional Parent Shares shall be issued in the Merger. The number of Parent Shares issuable to each holder of Shares shall be rounded to the nearest whole share.

         Section 1.7. COMPANY STOCK OPTIONS. At the Effective Time, each option to purchase Shares (each, a "Company Option") outstanding under any stock option or compensation plan or arrangement of the Company, whether or not vested or exercisable, shall be assumed by Parent and shall be deemed to be adjusted to provide that it shall constitute an option (each a "Parent Option") to acquire, on the same terms and conditions as were applicable under such Company Option, including term, vesting, exercisability, and termination provisions, the same number of Parent Shares as the holder of such Company Option would have been entitled to receive pursuant to Section 1.6(a) of this Agreement had such holder exercised such Company Option in full immediately prior to the Effective Time (rounded to the nearest whole number), at a price per share (rounded to the nearest whole cent) equal to (x) the aggregate exercise price for Shares otherwise purchasable pursuant to such Company Option divided by (y) the number of full Parent Shares deemed purchasable pursuant to such Company Option in accordance with the foregoing adjustment of exercise price. Notwithstanding the above, each optionee shall have the right to exercise a Parent Option during the three-month period following separation from service with Parent for any reason. Any Company Options granted in 1999 shall be vested and immediately exercisable at the time of their assumption and conversion by Parent, and otherwise shall be subject to the terms and conditions noted in Schedule 2.2(a). Other than as explicitly set forth in this Section 1.7, the Company Options shall not be affected by the execution of this Agreement, the Merger or the other transactions contemplated hereby. Notwithstanding the foregoing, it shall be a condition to the issuance of any shares pursuant to the Company Options that the holder execute a letter in the form of Exhibit B hereto. The Company has taken all action necessary to give effect to the transactions contemplated by this
Section 1.7 and to ensure that no holder of an option, warrant, right or convertible security issued by the Company has any rights to acquire any securities of the Surviving Corporation or any affiliate thereof, other than as explicitly set forth herein. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery upon exercise of Parent options as set forth above.

         Section 1.8. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who have perfected dissenters' rights in accordance with the VSCA (the "Dissenting Shares") shall not be converted into or represent the right to receive the Exchange Number of Parent Shares, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's rights to appraisal under the VSCA. Any payments to any holder who has exercised dissenter's rights shall be made by Company out of its own funds. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's rights to appraisal of such Shares under the VSCA, such holder's shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration. The Company shall not make any payment to or settle any dispute with the holder of any Dissenting Shares without the prior written consent of Parent.

         Section 1.9. EXCHANGE OF CERTIFICATES.

                  (a) EXCHANGE AGENT. Parent shall act as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates ("Certificates") that immediately prior to the Effective Time represented outstanding Shares which were converted into the right to receive the Merger Consideration.

                  (b) EXCHANGE PROCEDURES. As promptly as practicable after the Effective Time, Parent shall send, or will cause the Exchange Agent to send, to each holder of record of a Certificate or Certificates a letter of transmittal and instructions (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates to the Exchange Agent), for use in the exchange contemplated by this Section 1.9. Upon surrender of a Certificate to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and unpaid dividends and distributions thereon, if any, as provided in this Section 1.9 in respect of the Shares represented by such Certificate (after giving effect to any required withholding tax). Until surrendered as contemplated by this Section 1.9 each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and unpaid dividends and distributions thereon, if any, as provided in this Section 1.9. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver, in exchange for such lost, stolen or destroyed Certificate, the proper amount of the Merger Consideration, together with any unpaid dividends and distributions on any such Parent Shares, as contemplated by this Section 1.9.

                  (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. Whenever a dividend or other distribution is declared by Parent in respect of the Parent Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Parent Shares issuable pursuant to this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered Certificate until such Certificate is surrendered as provided in this Section 1.9. Following such surrender, there shall be paid, without interest, to the person in whose name the Parent Shares have been registered (i) at the time of such surrender, the amount of dividends or other distributions with a record date at or after the Effective Time previously paid or payable on the date of such surrender with respect to such whole Parent Shares, LESS the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date at or after the

Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent Shares, LESS the amount of any withholding taxes which may be required thereon.

                  (d) NO FURTHER OWNERSHIP RIGHTS IN THE SHARES. All Parent Shares issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Section 1.9) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares represented thereby, and, as of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the Company's stock transfer books of Shares outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.9.

                  (e) RETURN OF MERGER CONSIDERATION. Upon demand by Parent, the Exchange Agent shall deliver to Parent any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 1.9 that remains undistributed to holders of Shares six months after the Effective Time. Holders of Certificates who have not complied with this Section 1.9 prior to such demand shall thereafter look only to Parent for payment of any claim to the Merger Consideration and dividends or distributions, if any, in respect thereof.

                  (f) NO LIABILITY. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any Shares (or dividends or distributions with respect thereto) for any amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by any holder of Shares immediately prior to such time when such amounts would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable laws, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

                  (g) WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration (and any dividends or distributions thereon) otherwise payable hereunder to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign income tax law. To the extent that the Surviving Corporation or Parent so withholds those amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

                  (h) PRIVATE PLACEMENT. Notwithstanding anything herein to the contrary, no Parent Shares or other amounts payable under this Section 1.9 shall be issued to any holder of Shares unless and until such person shall have agreed to be bound by the provisions set forth in Exhibit B. The 5% Stockholders hereby agree to be bound by such provisions. All certificates representing Parent Shares shall bear a legend reflecting that

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the shares were issued in a transaction not registered under the Securities Act of 1933 (the "Securities Act") and any resale restrictions applicable thereto. If Parent determines that the issuance of the Merger Consideration to any holder of Shares would be reasonably likely to result in a violation of any provision of the Securities Act or state securities laws, Parent shall have the right (but shall not be obligated) to pay such holder $24.38 in cash per Share in lieu of any other consideration provided for herein; provided however, Parent shall not make any such cash payment which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

         Section 1.10. ESCROW FUND. At the Closing, Parent, a representative (the "Representative") of holders of Shares as of immediately prior to the Effective Time (the "Former Commonwealth Stockholders"), and M&T Bank, as escrow agent, shall execute the Escrow Agreement in the form of Exhibit C hereto. Prior to the Closing Date, the Company will notify Parent of the identity of the Representative. Notwithstanding anything in this Article I to the contrary, the Escrow Number of Parent Shares which would otherwise be issuable to the Former Commonwealth Stockholders pursuant to Section 1.6 hereof shall not be issued or distributed to such holders, but shall be held in escrow pursuant to the Escrow Agreement. The "Escrow Number" shall equal 975,000 Parent Shares.

         Section 1.11. REGISTRATION RIGHTS AGREEMENT. At the Closing, Parent and the Stockholder shall execute the Registration Rights Agreement in the form of Exhibit D hereto.

         Section 1.12. POST CLOSING ADJUSTMENT . If the Closing Date Net Worth (as defined below) is less than $7,337,000, the Former Commonwealth Stockholders shall pay the 54.0% of the difference between $7,337,000 and such lesser amount to Parent. Any expenses of the type contemplated by Section 9.11(a) hereof in excess of $450,000 shall reduce the Closing Date Net Worth on a dollar for dollar basis. Any payment shall be accompanied by interest on such amount from the Closing Date to the date of payment at a floating rate equal to the publicly announced prime lending rate of 7.75%. Any payment by the Stockholders under this Section 1.12 shall be paid from the Escrow and shall be limited in the aggregate to the value of the amount held in the Escrow. "Closing Date Net Worth" will be equal to the total assets less the total liabilities set forth on the audited balance sheet prepared pursuant to Section 5.14 hereof.

         Section 1.13. OFFICERS. Simultaneously with the execution hereof, the Company is (i) electing Christine Whitman, Chief Executive Officer of Parent, as its Chief Executive Officer and Emilio DiCataldo, Chief Financial Officer of Parent, as its Chief Financial Officer (ii) is entering into indemnity agreements with such individuals and (iii) is electing such individuals to the Board of Directors of the Company.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and Sub as follows, except as set forth in the disclosure schedule being delivered by the Company to Parent concurrently herewith (the "Disclosure Schedule") (which Disclosure Schedule identifies the section or subsection of this Agreement to which each entry relates):

         Section 2.1. ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, and except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a Material Adverse Effect on the Company. As used herein with respect to an entity, "Material Adverse Effect" shall mean an event, change or effect which, individually or together with all other events, changes or effects, has had, or is reasonably likely to have, a material adverse effect on the financial condition, assets, liabilities, results of operations or business of that entity and its subsidiaries taken as a whole or prevent, impair or delay such entity from performing its obligations under this Agreement. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a Material Adverse Effect on the Company. The Company has made available to Parent true and complete copies of its articles of incorporation and bylaws.

         Section 2.2. CAPITALIZATION. (a) The authorized capital stock of the Company consists of 10,000,000 Shares . As of the date hereof 329,780 Shares were issued and outstanding, and an aggregate of 71,654 Shares were issuable pursuant to outstanding Company Options. A true and complete list of such options, including the Shares issuable pursuant thereto, the exercise or conversion price and the holder, is set forth in Section 2.2(a) of the Company Disclosure Schedule. All of the outstanding shares of the Company's capital stock are, and all Company Shares which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth above (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are no options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interest in, the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding obligations of the Company to vote or to repurchase, redeem or otherwise acquire any shares of capital stock of the Company, or any affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other entity. Other than Shares, no securities of the Company have the right to vote.

                  (b) The Company has delivered to Parent true and complete copies of all instruments governing or defining rights under the Shares and the Company Options. The Company has delivered a true and complete list of all holders of securities of the Company. All such securities were issued in compliance with all applicable laws, including federal or state securities laws.

                  (c) All of the outstanding shares of capital stock of each of the Company's subsidiaries are owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its subsidiaries free and clear of all liens, charges, claims or encumbrances. The Company does not have and has not had, directly or indirectly, any equity or ownership interest in any business. The Company acknowledges that the representations herein covering the Company would have covered subsidiaries of the Company if the Company had any subsidiaries.

         Section 2.3. AUTHORITY RELATIVE TO THIS AGREEMENT. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized by its Board of Directors and, except for the approval of this Agreement by the stockholders of the Company (the "Company Stockholder Approval"), no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Sub, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The affirmative vote of the holders of any number greater than two-thirds of the outstanding Shares, voting together as a single class, is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby. The 5% Stockholders hold a sufficient number of Shares to approve this Agreement without the vote of any other shareholder.

                  (b) The Board of Directors of the Company has taken all necessary action so that no "Affiliated Transaction" or "Control Share Acquisition" or other takeover or similar statute is applicable to the Merger and the other transactions contemplated hereby.

         Section 2.4. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for such filings as may be required under, and other applicable requirements of, the VSCA, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the articles of incorporation or the bylaws (or similar organizational instrument) of the Company or of any of its subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity") or any other person or entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration), result in the termination of or a right of termination or cancellation of, modification of any benefit under, accelerate the performance required by, result in the triggering of any payment or other material obligation pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of the Company or its subsidiaries under, or result in being declared void, voidable or without further binding effect any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, permit, deed of trust agreement or other instrument or commitment obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, in the aggregate, have a Material Adverse Effect on the Company.

         Section 2.5. FINANCIAL STATEMENTS. Section 2.5 of the Disclosure Schedule sets forth (a) the audited balance sheets, income statements and statements of cash flow of the Company at and for the years ending March 31, 1996, 1997 and 1998, each accompanied by the unqualified audit report of Arthur Andersen LLP, and (b) the unaudited balance sheets, income statements and statements of cash flow of the Company at and for the quarters ended June 30, 1998, September 30, 1998 and December 31, 1998 ((a) and (b) collectively, the "Financial Statements"). Each of the balance sheets (including the related notes) included in the Financial Statements fairly presents the financial position of the Company as of the respective dates thereof and each of the statements of income and cash flow (including the related notes) included in the Financial Statements fairly presents the results of operations of the Company for the respective periods then ended, except as otherwise noted therein. The audited balance sheet of the Company as of March 31, 1998 is sometimes referred to as the "Company Balance Sheet" and such date as the "Balance Sheet Date." Each of the audited Financial Statements has been (i) prepared in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as otherwise noted therein and (ii) prepared in accordance with the books and records of the Company. The balance sheet of the Company as of March 31, 1999 set forth in Section 2.5 of the Disclosure Schedule (the "Forecast March 31 Balance Sheet") fairly presents the items set forth therein, in a manner consistent with the balance sheets contained in the Financial Statements.

         Section 2.6. ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date,
(a) Company has operated in the ordinary and usual course of business, (b) neither the Company nor any of its subsidiaries has taken, or agreed to take, any of the actions contemplated by Section 5.1 hereof and (c) there have not occurred any events, changes or effects which have had or which would have a Material Adverse Effect on the Company.

         Section 2.7. NO UNDISCLOSED LIABILITIES. There are no liabilities, debts, obligations or claims (absolute, contingent, known, unknown or otherwise) against the Company or its subsidiaries, except liabilities, debts, obligations or claims (a) reflected or reserved in the Company Balance Sheet or reflected in the Financial Statements, (b) incurred after the Balance Sheet Date in the ordinary course of business or (c) which would not be reasonably likely to have a Material Adverse Effect.

         Section 2.8. LITIGATION. There is no suit, claim, action, proceeding or investigation pending or, to the Knowledge (as defined herein) of the Company, threatened against the Company that would be reasonably likely to have a Material Adverse Effect and the Company is not subject to any outstanding order, writ, injunction or decree that would be reasonably likely to have a Material Adverse Effect or that restricts the Company or any of its subsidiaries in any material respect.

         As used herein with respect to an entity, "Knowledge" means the actual knowledge of the executive officers of that entity and any other knowledge implied or imputed by applicable law. Section 2.8 of the Disclosure Schedule sets forth a list of all persons deemed to have "Knowledge" with respect to the Company.

         Section 2.9. NO DEFAULT. There exists no default or violation (and no event has occurred which with notice or lapse of time would constitute a default or violation or loss of material benefits) of any term, condition or provision of (i) any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment or obligation to which the Company is a party or may be subject or (ii) any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Company, except for violations or defaults which would not have a Material Adverse Effect.

         Section 2.10. PERMITS; COMPLIANCE WITH APPLICABLE LAW. (a) The Company possesses all permits, licenses, variances, exemptions, orders, approvals and authorizations of all Governmental Entities necessary for the lawful conduct of the business of the Company. All such permits have been legally obtained and maintained and are in full force and effect, except for lack of permits or defaults which would not have a Material Adverse Effect.

                  (b) The business of the Company is being and has been conducted in compliance with all permits, orders, writs, judgments, injunctions, decrees and settlements and all applicable laws, ordinances, codes, rules, regulations and policies of any Governmental Entity, except for non-compliance which would not have a Material Adverse Effect.

         Section 2.11. TAXES AND TAX RETURNS.

                  (a) Definitions:

                  "Code" means the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

                  "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any person with respect to the liability for, or sharing of, Taxes (including, without limitation, pursuant to Treas. Reg. ss. 1.1502-6 or comparable provisions of state, local or foreign Tax law) and including, without limitation, any liability for Taxes as a transferee or successor, by contract or otherwise.

                  "Taxable Period" means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such period or portion thereof, e.g., a quarter) with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

                  "Tax Return" means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including, without limitation, all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including, without limitation, estimated Taxes).

                  (b) All Tax Returns required to be filed by or with respect to the Company for all Taxable Periods have been timely filed. All such Tax Returns
(i) were prepared in the manner required by applicable law, (ii) are true, correct and complete in all material respects, and (iii) accurately reflect the material liability for Taxes of the Company. All Taxes shown to be payable on such Tax Returns, and all assessments of Tax made against the Company with respect to such Tax Returns, have been paid when due. No adjustment relating to any such Tax Return has been proposed in writing by any taxing authority and no reasonable basis exists for any such written adjustment.

                  (c) The Company has made (or there has been made on its behalf) all required current estimated Tax payments sufficient to avoid any underpayment penalties.

                  (d) The Company has (i) timely paid or caused to be paid all Taxes that are or were due, whether or not shown (or required to be shown) on a Tax Return and (ii) provided a sufficient reserve, as of the date thereof, for the payment of all accrued

Taxes not yet due and payable (without regard to deferred Tax assets and liabilities) on the Forecast March 31 Balance Sheet. There are no material Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining adequate reserves.

                  (e) The Company has complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

                  (f) None of the Tax Returns of the Company has been or is currently being examined by the Internal Revenue Service (the "IRS") or relevant state, local or foreign taxing authorities. There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending, nor has the Company received a revenue agent's or similar written report asserting a Tax deficiency. There are no current actions, suits, proceedings, investigations, audits or claims relating to or asserted for Taxes of the Company.

                  (g) No material claim has ever been made in writing by any taxing authority with respect to the Company in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for Taxes that are not yet due and payable, there are no liens for any Tax upon any asset of the Company.

                  (h) The Company has made available (or, in the case of Tax Returns filed after the date hereof, will make available at such time and place as Sub may request) to Sub complete and accurate copies of such Tax Returns, and amendments thereto, filed by the Company as Sub may request. Since the date of the most recent Financial Statement, the Company has not incurred any liability for Taxes that would result in the net worth of the Company on the Closing Date to be materially less than the net worth of the Company on March 31, 1999.

                  (i) The Company is not, or has not been, a party to any agreement relating to allocating or sharing the payment of, or liability for, Taxes with respect to any Taxable Period.

                  (j) The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997. The stock of the Company has not been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

                  (k) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to, nor will the consummation of the transactions contemplated hereby obligate the Company or Sub to make, the payment of any amount that would not be deductible by the Company by reason of Section 280G of the Code.

                  (l) The Company has not executed any outstanding waivers or comparable consents, that are currently in effect, regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. No extension of time with respect to any date on which a Tax Return was or is to be filed by the Company is in force. The Company has not granted a power of attorney to any person with respect to any Taxable Period that is currently in effect.

                  (m) The Company does not own an interest in a partnership nor could it be treated as a partner in a partnership for U.S. federal income tax purposes.

                  (n) The Company has not been a member of an (i) affiliated group (within the meaning of Section 1504 of the Code) or (ii) affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes.

                  (o) The Company has not agreed nor is it required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise.

                  (p) There are no proposed written reassessments of any property owned by the Company or other written proposals that could increase the amount of any Tax to which the Company could be subject.

                  (q) The Company does not have any deferred income reportable for a period ending after the Closing Date but that is attributable to a transaction (e.g., an installment sale) occurring in a period ending on or prior to the Closing Date.

                  (r) None of the indebtedness of the Company constitutes "corporate acquisition indebtedness" (as defined in Section 279(b) of the Code) or other indebtedness with respect to which any interest deductions may be disallowed under Section 279 of the Code or otherwise.

                  (s) The Company does not have an overall foreign loss within the meaning of Section 904 of the Code.

         Section 2.12. EMPLOYEE BENEFIT PLANS.

                  (a) Section 2.12 of the Company Disclosure Schedule sets forth each pension, retirement, profit sharing, health, disability, life, group insurance, deferred compensation, stock option, stock purchase, restricted stock, bonus or incentive, severance pay, employment or termination, and other employee benefit or compensation plan, trust, arrangement, contract, agreement, policy, written commitment or oral commitment (if known to the Company), including, without limitation, each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") whether formal or informal, written or oral under which (i) current or former employees, directors or independent contractors of the Company or any of its Subsidiaries participate or are entitled to participate by reason of their relationship with the Company or any of its Subsidiaries, (ii) to which the Company or any of its Subsidiaries is a party or a sponsor or a fiduciary thereof or by which the Company or any of its Subsidiaries (or any of their rights, properties or assets) is currently bound or (iii) with respect to which the Company or any of its Subsidiaries has any obligation to make payments or contributions (the "Benefit Plans").

                  (b) Each Benefit Plan has at all times been operated and administered in compliance in all material respects with its terms, the applicable requirements of ERISA and the Code and all other applicable laws. Each Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS stating that it is so qualified and that any trust associated with such Benefit Plan is tax exempt under Section 501(a) of the Code, and, to the knowledge of the Company, there is no reason why the qualified status of any such Benefit Plan or trust would be denied or revoked, whether retroactively or prospectively.

                  (c) No pending or, to the knowledge of the Company, threatened disputes, lawsuits, claims (other than routine claims for benefits), investigations, audits or complaints to, or by, any person or governmental entity have been filed or are pending with respect to the Benefit Plans or the Company or any of its Subsidiaries in connection with any Benefit Plan or the fiduciaries or administrators thereof, and to the knowledge of the Company, no state of facts or conditions exist under the terms of the Benefit Plan or applicable law that would have a Material Adverse Effect. With respect to each Benefit Plan, there has not occurred, and no person or entity is contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA, nor any transaction that would result in a civil penalty being imposed under Section 409 or 502(i) of ERISA.

                  (d) Neither the Company, its Subsidiaries, nor any trade or business (whether or not incorporated) which, together with the Company or any of its Subsidiaries, would be deemed a "single employer" under Section 4001(b) of ERISA (an "ERISA Affiliate") has or at any time in the past has had (i) any liability, contingent or otherwise, under Title IV of ERISA or Section 412 of the Code, (ii) an obligation to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA).

                  (e) All contributions to and payments with respect to or under the Benefit Plans that are required to be made with respect to periods ending on or before the Effective Time have been made or accrued before the Effective Time by the Company in all material respects to the extent such funding is required by the Benefit Plan or otherwise, and in accordance with the appropriate plan documents, financial statements, actuarial reports, collective bargaining agreements or insurance contracts or arrangements.

                  (f) Except as set forth on Schedule 2.12 of the Company Disclosure Schedule, no Benefit Plan that is an "employee welfare benefit plan" under Section 3(1) of ERISA (a "Welfare Plan") is partially or fully funded through a trust. No Welfare Plan providing welfare benefits (whether or not insured) with respect to current or former employees of the Company continues such coverage or provides such benefits beyond their date of retirement or other termination of service (other than (i) coverage mandated by Section 601 of ERISA, the cost of which is fully paid by the former employee or his or her dependents, (ii) death benefits payable following termination of employment earned for service prior to termination of employment and (iii) any health insurance coverage which in the ordinary course extends coverage through the end of the month in which the termination of employment occurs).

                  (g) With respect to each Benefit Plan, the Company has made available to Sub complete and correct copies of the following documents, to the extent in each case that such documents exist or are required by law: (1) current plan documents, subsequent plan amendments, or any and all other documents that establish or describe the existence of the plan, trust, arrangement, contract, policy or commitment; (2) the most recent tax qualified determination letters, if any, received from or applications pending with the IRS; and (3) the three most recent Form 5500 Annual Reports, including related schedules and audited and financial statements and opinions of independent certified public accountants.

                  (h) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any plan, policy, arrangement or agreement or any trust or loan that will or would reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration of, forgiveness of indebtedness owing from, vesting of, distribution of, or increase in or obligation to fund, any benefits with respect to any current or former employee, director or consultant of the Company.

         Section 2.13. INTELLECTUAL PROPERTY. Except for commercially available "off the shelf" software, the Company owns or has a valid license, with no required royalty or other monetary payments and otherwise on commercially reasonable terms, to use all U.S. and foreign, registered and unregistered, patents, trademarks, trade names, copyrights, technology (including software), trade secrets, know-how, inventions, data, processes and other intellectual property rights (collectively, "Intellectual Property Rights") material to or necessary for the conduct of the business of the Company. No claims are pending or, to the Company's Knowledge, threatened, by any person as to the use of any Intellectual Property Rights by the Company and, to the Knowledge of the Company, the use by the Company of all Intellectual Property Rights which are owned by the Company (collectively, the "Owned IP Rights") or which are licensed from Kaufman and Robinson, Inc. (together with the Owned IP Rights, the "Subject IP Rights") does not infringe on the valid U.S. patent, copyright, trademark, trade secret or similar intellectual property rights of any person. To the Knowledge of the Company, no third person is infringing on the Subject IP Rights. The Owned IP Rights are owned exclusively by the Company and not subject to any licenses or other encumbrances. The Company has taken and, prior to Closing will continue to take, all measures reasonably necessary to preserve and protect the Subject IP Rights. To the Company's Knowledge, all patents and registered trademarks, service marks, and other company product or service identifiers and registered copyrights owned by the Company, and all patents licensed from Kaufman and Robinson, Inc., are valid and enforceable. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any third party intellectual property right by any Intellectual Property Right. All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Owned IP Rights on behalf of the Company or any predecessor in interest thereto either: (i) is a party to a "work-for-hire" agreement under which the Company is deemed to be the original owner/author of all property rights therein or (ii) has executed an assignment or any agreement to assign in favor of the Company (or such predecessor in interest, as applicable) of all right, title and interest in such material.
Section 2.13 of the Disclosure Schedule sets forth a list of all material Intellectual Property Rights, Owned IP Rights and Subject IP Rights.

         Section 2.14. TAX FREE REORGANIZATION. Neither the Company nor either of the 5% Stockholders has taken any action or failed to take any action, and to the Company's Knowledge, there is no fact or circumstance, which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

         Section 2.15. TRANSACTIONS WITH AFFILIATES. No present or former officer, director, stockholder or other affiliate of the Company has (i) any interest in the assets, properties or rights used in the business of the Company (other than solely through the ownership of Shares or Company Options), (ii) any contract, agreement or understanding with the Company, or (iii) engaged in any transactions with the Company since the Balance Sheet Date.

         Section 2.16. CONTRACTS.

                  (a) Section 2.16 of the Disclosure Schedule sets forth a complete and accurate list of each of the following to which the Company is a party to or is bound:

                           (i) each mortgage, indenture, note, installment
obligation or other instrument, contract, agreement or arrangement relating to the borrowing of money by the Company or any of its subsidiaries in an amount exceeding $25,000;

                           (ii) each guaranty, direct or indirect, by the
Company of any obligation for borrowed money in an amount exceeding $10,000 of any person or entity;

                           (iii) each obligation to sell or to register the sale
of any of the shares of capital stock or other securities of the Company or any of its subsidiaries;

                           (iv) each obligation to make payments, contingent or
otherwise, arising out of the prior acquisition or disposition of a business;

                           (v) each contract that limits the freedom of the
Company to compete in its lines of business as presently conducted or with any person or in any geographical area or otherwise to conduct its business as presently conducted;

                           (vi) each contract relating to Intellectual Property
Rights;

                           (vii) each collective bargaining or union contract;

                           (viii) each contract for the purchase of capital
equipment, materials or supplies, except those contracts terminable without material penalty on 60 or fewer days' notice and those involving the receipt or payment of less than $25,000 per year;

                           (ix) each contract for the acquisition or disposition
of material assets, other than in the ordinary course of business;

                           (x) each contract relating to the leasing of or other
arrangement for use of material real or personal property;

                           (xi) each limited partnership, joint venture or other
unincorporated business organization or similar arrangement or agreement.

                           (xii) each agreement with any officer, director,
consultant, employee, stockholder or affiliate;

                           (xiii) each contract with a term in excess of one
year from the date hereof which is not otherwise terminable upon 60 days advance notice without cause and without financial penalty; (xiv) (xv) each contract which involves the payment or receipt of an amount (in one or a series of transactions) in excess of $25,000 in any year; and

                           (xvi) each other contract which is material to the
business of the Company;

                  (b) Each such contract or agreement is legal, valid, binding and enforceable against the Company, and to the Company's Knowledge, against each other party thereto, is in full force and effect and will continue to be so legal, valid, binding, enforceable and in full force and effect following the Closing. Neither the Company, nor to the Company's Knowledge, any other party, is in breach or default, and no event has occurred which would constitute (with or without notice or lapse of time or both) a breach or default (or give rise to any right of termination, modification, cancellation or acceleration) or modification of benefits under any such contract.

                  (c) The Company has delivered or made available for review by Parent true and complete copies of each such contract or agreement. Since the Balance Sheet Date, there has been no material modification, breach or termination of any such contract or agreement nor, to the Company's Knowledge, is any such modification, breach or termination contemplated.

         Section 2.17. LABOR RELATIONS. (a) There is no unfair labor practice, charge or complaint or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company before the National Labor Relations Board or any other Governmental Entity.

                  (b) There is no labor strike, slowdown or stoppage pending or, to the Knowledge of the Company, threatened, against or affecting the Company, nor has there been any such activity within the past two years.

                  (c) There are no pending collective bargaining negotiations relating to the employees of the Company.

                  (d) (i) there are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any or all of the employees of the Company, (ii) no such petitions have been pending within the past five years and (iii) to the Knowledge of the Company, there has not been any general solicitation of representation cards by any union seeking to represent the employees of the Company as their exclusive bargaining agent at any time within the past five years.

         Section 2.18. ENVIRONMENTAL. (a) Except to the extent that any of the following would not be reasonably likely to have a Material Adverse Effect on the Company: (i) the Company complies and at all times has complied with all applicable Environmental Laws (as defined below), (ii) no Hazardous Substances (as defined below) are present at or have been disposed on or released or discharged from, onto or under any of the properties currently owned, leased, operated or otherwise used by the Company (including soils, groundwater, surface water, buildings or other structures), (iii) no Hazardous Substances were present at or disposed on or released or discharged from, onto or under any of the properties formerly owned, leased, operated or otherwise used by the Company during the period of ownership, lease, operation or use by the Company, (iv) the Company is not subject to any liability or obligation in connection with Hazardous Substances present at any location owned, leased, operated or otherwise used by any third party, (v) the Company has not received any notice, demand, letter, claim or request for information alleging that any of the Company or its subsidiaries is or may be in violation of or liable under any Environmental Law, (vi) the Company is not subject to any order, decree, injunction or other directive of any governmental authority and the Company is not subject to any indemnity or other agreement with any person or entity relating to Hazardous Substances and (vii) there are no circumstances or conditions involving the Company, any assets (including real property) or businesses previously owned, leased, operated or otherwise used by the Company, or any of the assets (including real property) or businesses of any predecessors of the Company that would result in any damages to the Company arising under or pursuant to Environmental Law or in any restriction on the ownership, use or transfer of any of the assets of the Company arising under or pursuant to any Environmental Law.

                  (b) As used herein, the term "Environmental Law" means any international, national, provincial, regional, federal, state, municipal or local law, regulation, order, judgement, decree, permit, authorization, opinion, common or decisional law (including, without limitation, principles of negligence and strict liability) or agency requirement relating to the protection, investigation or restoration of the environment (including, without limitation, natural resources) or the health or safety of human or other living organisms, including, without limitation, the manufacture, introduction into commerce, export, import, handling, use, presence, disposal, release or threatened release of any Hazardous Substance or noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

                  (c) As used herein, the term "Hazardous Substance" means any element, compound, substance or other material (including any pollutant, contaminant, hazardous waste, hazardous substance, chemical substance, or product) that is listed, classified or regulated pursuant to any Environmental Law, including, without limitation, any petroleum product, by-product or additive, asbestos, presumed asbestos-containing material, asbestos-containing material, medical waste, chloroflourocarbon, hydrochloroflourocarbon, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

         Section 2.19. ASSETS NECESSARY TO BUSINESS. The assets, properties and rights of the Company include all assets, properties and rights used in, or necessary for, the business of the Company and are held by the Company free and clear of any liens, claims or encumbrances, other than Permitted Liens. "Permitted Liens" means (i) liens for current taxes not yet due and payable or
(ii) mechanics', carriers', workers' and other similar liens arising or incurred in the ordinary course of business, which, individually or in the aggregate, are not substantial in amount, do not materially detract from the value of or materially interfere with the present use of any of the assets subject thereto or materially impair the conduct of the business of the Company.

         Section 2.20. INSURANCE. The insurance policies of the Company are current, are in full force and effect, all premiums due thereon have been paid, and the Company has complied in all material respects with the provisions of such policies, and all such policies either specifically include the Company as a named insured or include omnibus named insured language which generally includes the Company. No proceeding is pending or, to the Knowledge of the Company, threatened, to revoke, cancel or limit such policies and no notice of cancellation of any of such policies has been received by the Company. The Company is in full compliance with all material recommendations for the prevention of loss made by all insurance carriers and is in compliance with all warranties contained in all insurance policies. The insurance carried by the Company is adequate in light of industry standards.

         Section 2.21. INVENTORY. The inventory of the Company reflected on the Forecast March 31 Balance Sheet is of a quality usable or saleable in the ordinary course of business, except for dated or defective materials (including raw materials, work-in-process and finished goods), which is written down or reserved against on the Forecast March 31 Balance Sheet.

         Section 2.22. ACCOUNTS RECEIVABLE. All accounts receivable, notes receivable and other receivables of the Company reflected on the Forecast March 31 Balance Sheet represents sales actually made or services actually delivered in the ordinary course of business. Except to the extent reserved against and reflected in the Forecast March 31 Balance Sheet, the Company knows of no reason why such accounts receivable would not be collectible in the ordinary course of business.

         Section 2.23. PRODUCT RETURNS AND WARRANTIES. There are no liabilities for product returns or warranties other than those arising in the ordinary course of business and reflected on the Forecast March 31 Balance Sheet. To the Knowledge of the Company, there are no threatened claims for (i) product returns, (ii) warranty obligations or (iii) product services other than in the ordinary course of business.

         Section 2.24. CUSTOMERS AND SUPPLIERS. Section 2.25 of the Disclosure Schedule sets forth a true and complete list of (i) the top 10 customers of the Company based upon net sales for the period April 1, 1998 through March 15, 1999, (ii) the top 10 suppliers for the Company based upon net purchases for the period April 1, 1998 through March 15, 1999 and (iii) in each case, the aggregate net sales for the Company to, or the aggregate purchases from, such customer or supplier for the period April 1, 1998 through March 15, 1999. The Company believes that its relations with such customers and suppliers are good and no such customer or supplier has informed the Company of an intent to change such relationship in a manner adverse to the Company.

         Section 2.25. REAL PROPERTY. Each of the Company have good and marketable title to, or a valid leasehold interest in, all of their real properties, and, other than the properties in which they hold leasehold interests, own such properties free and clear of all liens, claims and encumbrances, other than Permitted Liens. All real property owned or leased by the Company is set forth on Section 2.26 of the Company Disclosure Schedule. The Company is in compliance with the material terms of all leases to which it is a party and all such leases are in full force and effect.

         Section 2.26. NO MISLEADING STATEMENTS. The representations and warranties made by the Company in or pursuant to this Agreement do not include any untrue statement of a material fact or, to the Knowledge of the Company, omit to state any fact which would be reasonably likely to have a Material Adverse Effect on the Company.

                                  ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF THE 5% STOCKHOLDERS

                  The 5% Stockholders represent and warrant to Parent and Sub as follows, except as set forth in the disclosure schedule being delivered by the 5% Stockholders to Parent and Sub concurrently herewith (the "5% Stockholder Disclosure Schedule") (which Disclosure Schedule identifies the section or subsection of this Agreement to which each entry relates):

         Section 3.1. BINDING NATURE OF THIS AGREEMENT. This Agreement has been duly executed and delivered by the 5% Stockholders and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Sub, is a valid and binding obligation of the 5% Stockholders, enforceable against the 5% Stockholders in accordance with its terms.

         Section 3.2. CONSENTS AND APPROVALS; NO VIOLATIONS. Neither the execution, delivery or performance of this Agreement by the 5% Stockholders nor the consummation by the 5% Stockholders of the transactions contemplated hereby nor compliance by the 5% Stockholders with any of the provisions hereof will (i) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity or any other person or entity, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration), result in the termination of or a right of termination or cancellation of, modification of any benefit under, accelerate the performance required by, result in the triggering of any payment or other material obligation pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of the 5% Stockholders under, or result in being declared void, voidable or without further binding effect any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, permit, deed of trust agreement or other instrument or commitment obligation to which the 5% Stockholders is a party or
(iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the 5% Stockholders, or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, in the aggregate, have a material adverse effect on the 5% Stockholders or prevent, impair or delay the consummation of the transactions contemplated hereby. The Stockholder is the "ultimate parent entity" of the Company and is not a "$100 million person" for purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

         Section 3.3. SHARE OWNERSHIP. The Stockholder owns an aggregate of 223,800 Shares (including Shares held in trust for the benefit of his children), free and clear of all liens, claims and encumbrances, including any restrictions on or sharing of rights to vote or dispose of such shares. The Archbold Trust owns an aggregate of 50,000 Shares, free and clear of all liens, claims and encumbrances, including any restrictions on or sharing of rights to vote or dispose of such shares. Such Shares are the only equity interests in the Company beneficially owned by either of the 5% Stockholders.

         Section 3.4. INVESTMENT. Each of the 5% Stockholders is acquiring the Parent Shares for investment and not with a view toward, or for sale in connection with, any sales or distribution thereof. Each of the 5% Stockholders agrees that neither the Parent Shares nor any interest therein may be offered, sold, transferred, pledged, hypothecated or otherwise disposed of except pursuant to (i) an effective registration statement under the Securities Act and any applicable state securities laws or (ii) an exemption from the registration requirements of the Securities Act and any applicable state securities laws, such exemption to be evidenced by such documentation as Parent may reasonably request, including an opinion of counsel (which counsel and opinion shall be reasonably satisfactory to Parent) that such transfer is not in violation of the Securities Act and any applicable state laws.

         Section 3.5. ACCREDITED INVESTOR. Each of the 5% Stockholders is an "accredited investor" within the meaning of Rule 501 under the Securities Act. Each of the 5% Stockholders has been given an adequate opportunity to investigate Parent and has been given access to all information he deems appropriate. Each of the 5% Stockholders understands that no public market exists for the Parent Shares and that no public market may ever exist for such shares.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

                  Parent and Sub jointly and severally represent and warrant to the Company and the 5% Stockholders as follows, except as set forth in the disclosure schedule being delivered by Parent to the Company concurrently herewith (the "Parent Disclosure Schedule") (which Disclosure Schedule identifies the section or subsection of this Agreement to which each entry relates):

         Section 4.1. ORGANIZATION. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a Material Adverse Effect on Parent. Parent and each of its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a Material Adverse Effect on Parent. Parent and Sub have each made available to the Company copies of their respective articles of incorporation and bylaws, both as amended to date.

         Section 4.2. CAPITALIZATION. (a) The authorized capital stock of Parent consists of 50,000,000 Parent Shares, 2,500 shares of Series A Preferred Stock, 100,000 shares of

Series B Preferred Stock, 200,000 shares of Series C Preferred Stock and 200,000 shares of Series D Preferred Stock. As of the date hereof 1,586,897 Parent Shares, 1,685 shares of Series A Preferred Stock (convertible into 4,044,000 Parent Shares), 60,492 shares of Series B Preferred Stock (convertible into 3,629,520 Parent Shares), 100,000 shares of Series C Preferred Stock (convertible into 1,524,390 Parent Shares) and 200,000 shares of Series D Preferred Stock were issued and outstanding, an aggregate of 1,386,140 Parent Shares were issuable pursuant to outstanding warrants and an aggregate of 2,713,560 Parent Shares were issuable pursuant to outstanding Parent Options. All the outstanding shares of Parent's capital stock are, and all Parent Shares which may be issued pursuant to the exercise of outstanding Parent Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth above (i) there are no shares of capital stock of Parent authorized, issued or outstanding and (ii) there are no options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of Parent or any of its subsidiaries, obligating Parent or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interest in, Parent or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating Parent or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding obligations of Parent or any of its subsidiaries to vote or to repurchase, redeem or otherwise acquire any shares of capital stock of Parent, or any subsidiary or affiliate of Parent or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other entity. Other than Parent Shares, no securities of Parent have the right to vote. Parent has delivered to the Company true and complete copies of all instruments governing or defining rights under Parent Shares.

                  (b) All of the outstanding shares of capital stock of each of Parent's subsidiaries are owned by Parent, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either Parent or one of its subsidiaries free and clear of all liens, charges, claims or encumbrances. Parent does not, directly or indirectly, have any equity or ownership interest in any business.

                  (c) The Parent Shares to be issued pursuant to Section 1.6 hereof have been duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued, fully paid and nonassessable.

                  (d) All of the outstanding shares of capital stock of Parent were issued in compliance with all applicable laws, including federal or state securities laws.

         Section 4.3. AUTHORITY RELATIVE TO THIS AGREEMENT. Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized by its Board of Directors and no other corporate action on the part of Parent is necessary to authorize the execution and delivery by Parent of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and is a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

         Section 4.4. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for such filings as may be required under, and other applicable requirements of, the VSCA, neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or the bylaws (or similar organizational instrument) of Parent or of any of its subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity or any other person or entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration), result in the termination of or a right of termination or cancellation of, modification of any benefit under, accelerate the performance required by, result in the triggering of any payment or other material obligation pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Parent or its subsidiaries under, or result in being declared void, voidable or without further binding effect any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, permit, deed of trust agreement or other instrument or commitment obligation to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, in the aggregate, have a Material Adverse Effect on Parent.

         Section 4.5. FINANCIAL STATEMENTS. Section 4.5 of the Disclosure Schedule sets forth the consolidated balance sheets, income statements and statements of cash flow of Parent and its consolidated subsidiaries at and for
(a) the years ending September 30, 1996, 1997 and 1998, each accompanied by the unqualified audit report of Price Waterhouse LLP/PricewaterhouseCoopers LLP, and
(b) the unaudited quarter ended December 31, 1998 (collectively, the "Parent Financial Statements"). Each of the balance sheets (including the related notes) included in the Parent Financial Statements fairly presents the financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and each of the statements of income and cash flow (including the related notes) included in the Parent Financial Statements fairly presents the results of operations of Parent and its consolidated subsidiaries for the respective periods then ended, except as otherwise noted therein. The audited consolidated balance sheet of Parent and its consolidated subsidiaries as of September 30, 1998 is sometimes referred to as the "Parent Balance Sheet" and such date as the "Balance Sheet Date." Each of the Parent Financial Statements has been (i) prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise noted therein or in the notes thereto and
(ii) prepared in accordance with the books and records of Parent.

         Section 4.6. ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date,
(a) each of Parent and its subsidiaries has operated in the ordinary and usual course of business, (b) neither Parent nor any of its subsidiaries has taken, or agreed to take, any of the actions contemplated by Section 5.2 hereof and (c) there have not occurred any events, changes or effects which have had or which would, in the aggregate, a Material Adverse Effect on Parent.

         Section 4.7. NO UNDISCLOSED LIABILITIES. There are no liabilities, debts, obligations or claims (absolute, contingent, known, unknown or otherwise) against Parent or its subsidiaries, except liabilities, debts, obligations or claims (a) reflected or reserved in the Parent Balance Sheet, (b) incurred after the Balance Sheet Date in the ordinary course of business or (c) which would not be reasonably likely to have a Material Adverse Effect.

         Section 4.8. LITIGATION. There is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent or any of its subsidiaries that would be reasonably likely to have a Material Adverse Effect and neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that would be reasonably likely to have a Material Adverse Effect or that restricts Parent or any of its subsidiaries in any material respect.

         Section 4.9. TAX FREE REORGANIZATION. Parent has not taken any action or failed to take any action, and to Parent's Knowledge, there is no fact or circumstance, which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

         Section 4.10. ENVIRONMENTAL. (a) Except to the extent that any of the following would not be reasonably likely to have a Material Adverse Effect on
Parent: (i) Parent complies and at all times has complied with all applicable Environmental Laws, (ii) no Hazardous Substances are present at or have been disposed on or released or discharged from, onto or under any of the properties currently owned, leased, operated or otherwise used by Parent or its subsidiaries (including soils, groundwater, surface water, buildings or other structures), (iii) no Hazardous Substances were present at or disposed on or released or discharged from, onto or under any of the properties formerly owned, leased, operated or otherwise used by Parent during the period of ownership, lease, operation or use by Parent, (iv) Parent is not subject to any liability or obligation in connection with Hazardous Substances present at any location owned, leased, operated or otherwise used by any third party, (v) Parent has not received any notice, demand, letter, claim or request for information alleging that Parent is or may be in violation of or liable under any Environmental Law,
(vi) Parent is not subject to any order, decree, injunction or other directive of any governmental authority and Parent is not subject to any indemnity or other agreement with any person or entity relating to Hazardous Substances and
(vii) there are no circumstances or conditions involving Parent, any assets (including real property) or businesses previously owned, leased, operated or otherwise used by Parent, or any of the assets (including real property) or businesses of any predecessors of Parent that would result in any damages to Parent arising under or pursuant to Environmental

Law or in any restriction on the ownership, use or transfer of any of the assets of Parent arising under or pursuant to any Environmental Law.

         Section 4.11. NO DEFAULT. There exists no default or violation (and no event has occurred which with notice or lapse of time would constitute a default or violation or loss of material benefits) of any term, condition or provision of (i) any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment or obligation to which Parent is a party or may be subject or (ii) any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Parent, except for violations or defaults which would not have a Material Adverse Effect.

         Section 4.12. PERMITS; COMPLIANCE WITH APPLICABLE LAW. (a) Parent possesses all permits, licenses, variances, exemptions, orders, approvals and authorizations of all Governmental Entities necessary for the lawful conduct of the business of Parent. All such permits have been legally obtained and maintained and are in full force and effect, except for lack of permits or defaults which would not have a Material Adverse Effect.

                  (b) The business of Parent and its subsidiaries is being and has been conducted in compliance with all permits, orders, writs, judgments, injunctions, decrees and settlements and all applicable laws, ordinances, codes, rules, regulations and policies of any Governmental Entity, except for non-compliance which would not have a Material Adverse Effect.

         Section 4.13. TAXES AND TAX RETURNS.

                  (a) All Tax Returns required to be filed by or with respect to Parent or any of its subsidiaries for all Taxable Periods have been timely filed. All such Tax Returns (i) were prepared in the manner required by applicable law, (ii) are true, correct and complete in all material respects, and (iii) accurately reflect the material liability for Taxes of Parent and each of its subsidiaries. All Taxes shown to be payable on such Tax Returns, and all assessments of Tax made against Parent with respect to such Tax Returns, have been paid when due. No adjustment relating to any such Tax Return has been proposed in writing by any taxing authority and no basis exists for any such adjustment.

                  (b) Parent has made (or there has been made on its behalf) all required current estimated Tax payments sufficient to avoid any underpayment penalties.

                  (c) Parent has (i) timely paid or caused to be paid all Taxes that are or were due, whether or not shown (or required to be shown) on a Tax Return and (ii) provided a sufficient reserve, as of the date thereof, for the payment of all accrued Taxes not yet due and payable (without regard to deferred Tax assets and liabilities) (the "Tax Reserve") on the balance sheet included in Parent Financial Statements for the Taxable Period ended September 30, 1998. There are no material Taxes that would be due if asserted by a taxing authority, except with respect to which Parent is maintaining adequate reserves.

                  (d) Parent has complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

                  (e) None of the Tax Returns of Parent has been or is currently being examined by the IRS or relevant state, local or foreign taxing authorities. There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending, nor has Parent received a revenue agent's or similar written report asserting a Tax deficiency. There are no current actions, suits, proceedings, investigations, audits or claims relating to or asserted for Taxes of Parent.

                  (f) No material claim has ever been made in writing by any taxing authority with respect to Parent in a jurisdiction where Parent does not file Tax Returns that Parent is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Parent that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for Taxes that are not yet due and payable, there are no liens for any Tax upon any asset of Parent or any of its subsidiaries.

                  (g) Parent has made available (or, in the case of Tax Returns filed after the date hereof, will make available at such time and place as Company may request) to Company complete and accurate copies of such Tax Returns, and amendments thereto, filed by Parent as Company may request. Since the date of the most recent Financial Statement, the Parent has not incurred any liability for Taxes that would result in the net worth of Parent on the Closing Date to be materially less than the net worth of the Company on the date of the most recent financial statement.

                  (h) Parent is not, or has not been, a party to any agreement relating to allocating or sharing the payment of, or liability for, Taxes with respect to any Taxable Period.

                  (i) Parent has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997. The stock of Parent has not been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

                  (j) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to, nor will the consummation of the transactions contemplated hereby obligate Parent or Sub to make, the payment of any amount that would not be deductible by Parent by reason of Section 280G of the Code.

                  (k) Parent has not executed any outstanding waivers or comparable consents, that are currently in effect, regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. No extension of time with respect to any date on which a Tax Return was or is to be filed by Parent is in force. Parent has not granted a power of attorney to any person with respect to any Taxable Period that is currently in effect.

                  (l) Parent does not own an interest in a partnership nor could it be treated as a partner in a partnership for U.S. federal income tax purposes.

                  (m) Parent has not been a member of an (i) affiliated group (within the meaning of Section 1504 of the Code) or (ii) affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes other than the group of which Parent is the common parent.

                  (n) Parent has not agreed nor is it required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise.

                  (o) There are no proposed written reassessments of any property owned by Parent or other written proposals that could increase the amount of any Tax to which Parent could be subject.

                  (p) Parent does not have any deferred income reportable for a period ending after the Closing Date but that is attributable to a transaction (e.g., an installment sale) occurring in a period ending on or prior to the Closing Date.

                  (q) None of the indebtedness of Parent constitutes "corporate acquisition indebtedness" (as defined in Section 279(b) of the Code) or other indebtedness with respect to which any interest deductions may be disallowed under Section 279 of the Code or otherwise.

                  (r) Parent does not have an overall foreign loss within the meaning of Section 904 of the Code.

         Section 4.14. EMPLOYEE BENEFIT PLANS.

                  (a) Section 4.14 of Parent Disclosure Schedule sets forth each pension, retirement, profit sharing, health, disability, life, group insurance, deferred compensation, stock option, stock purchase, restricted stock, bonus or incentive, severance pay, employment or termination, and other employee benefit or compensation plan, trust, arrangement, contract, agreement, policy, written commitment or oral commitment (if known to the Company), including, without limitation, each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") whether formal or informal, written or oral under which (i) current or former employees, directors or independent contractors of Parent or any of its Subsidiaries participate or are entitled to participate by reason of their relationship with Parent or any of its Subsidiaries, (ii) to which Parent or any of its Subsidiaries is a party or a sponsor or a fiduciary thereof or by which Parent or any of its Subsidiaries (or any of their rights, properties or assets) is currently bound or (iii) with respect to which Parent or any of its Subsidiaries has any obligation to make payments or contributions (the "Benefit Plans").

                  (b) Each Benefit Plan has at all times been operated and administered in compliance in all material respects with its terms, the applicable requirements of ERISA and the Code and all other applicable laws. Each Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS stating that it is so qualified and that any trust associated with such Benefit Plan is tax exempt under Section 501(a) of the Code, and, to the knowledge of Parent, there is no reason why the qualified status of any such Benefit Plan or trust would be denied or revoked, whether retroactively or prospectively.

                  (c) No pending or, to the knowledge of Parent, threatened disputes, lawsuits, claims (other than routine claims for benefits), investigations, audits or complaints to, or by, any person or governmental entity have been filed or are pending with respect to the Benefit Plans or Parent or any of its Subsidiaries in connection with any Benefit Plan or the fiduciaries or administrators thereof, and to the knowledge of Parent, no state of facts or conditions exist under the terms of the Benefit Plan or applicable law that would have a Material Adverse Effect. With respect to each Benefit Plan, there has not occurred, and no person or entity is contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA, nor any transaction that would result in a civil penalty being imposed under Section 409 or 502(i) of ERISA.

                  (d) Neither Parent, its Subsidiaries, nor any trade or business (whether or not incorporated) which, together with Parent or any of its Subsidiaries, would be deemed a "single employer" under Section 4001(b) of ERISA (an "ERISA Affiliate") has or at any time in the past has had (i) any liability, contingent or otherwise, under Title IV of ERISA or Section 412 of the Code,
(ii) an obligation to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA).

                  (e) All contributions to and payments with respect to or under the Benefit Plans that are required to be made with respect to periods ending on or before the Effective Time have been made or accrued before the Effective Time by Parent in all material respects to the extent such funding is required by the Benefit Plan or otherwise, and in accordance with the appropriate plan documents, financial statements, actuarial reports, collective bargaining agreements or insurance contracts or arrangements.

                  (f) Except as set forth on Schedule 2.12 of Parent Disclosure Schedule, no Benefit Plan that is an "employee welfare benefit plan" under
Section 3(1) of ERISA (a

"Welfare Plan") is partially or fully funded through a trust. No Welfare Plan providing welfare benefits (whether or not insured) with respect to current or former employees of Parent continues such coverage or provides such benefits beyond their date of retirement or other termination of service (other than (i) coverage mandated by Section 601 of ERISA, the cost of which is fully paid by the former employee or his or her dependents, (ii) death benefits payable following termination of employment earned for service prior to termination of employment and (iii) any health insurance coverage which in the ordinary course extends through the end of the month in which termination of employment occurs).

                  (g) With respect to each Benefit Plan, Parent has made available to the Company complete and correct copies of the following documents, to the extent in each case that such documents exist or are required by law: (1) current plan documents, subsequent plan amendments, or any and all other documents that establish or describe the existence of the plan, trust, arrangement, contract, policy or commitment; (2) the most recent tax qualified determination letters, if any, received from or applications pending with the IRS; and (3) the three most recent Form 5500 Annual Reports, including related schedules and audited and financial statements and opinions of independent certified public accountants.

                  (h) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any plan, policy, arrangement or agreement or any trust or loan that will or would reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration of, forgiveness of indebtedness owing from, vesting of, distribution of, or increase in or obligation to fund, any benefits with respect to any current or former employee, director or consultant of Parent.

         Section 4.15. INTELLECTUAL PROPERTY. Except for commercially available "off the shelf" software, Parent owns or has a valid license, with no required royalty or other monetary payments and otherwise on commercially reasonable terms, to use all Intellectual Property Rights material to or necessary for the conduct of the business of Parent. No claims are pending or, to Parent's Knowledge, threatened, by any person as to the use of any Intellectual Property Rights by the Company and, to the Knowledge of Parent, the use by Parent of all Intellectual Property Rights which are owned by Parent (collectively, the "Parent Owned IP Rights") does not infringe on the valid U.S. patent, copyright, trademark, trade secret or similar intellectual property rights of any person. To the Knowledge of Parent, no third person is infringing on the Parent Owned IP Rights. The Parent Owned IP Rights are owned exclusively by Parent and not subject to any licenses or other encumbrances. Parent has taken and, prior to Closing will continue to take, all measures reasonably necessary to preserve and protect the Parent Owned IP Rights. To Parent's Knowledge, all patents and registered trademarks, service marks, and other company product or service identifiers and registered copyrights owned by Parent are valid and enforceable. Parent has not entered into any agreement to indemnify any other person against any charge of infringement of any third party intellectual property right by any Intellectual Property Right. All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Parent Owned IP Rights on behalf of Parent or any predecessor in interest thereto either: (i) is a party to a "work-for-hire" agreement under which Parent is deemed to be the original owner/author of all property rights therein or (ii) has executed an assignment or any agreement to assign in favor of Parent (or such predecessor in interest, as applicable) of all right, title and interest in such material.

         Section 4.16. TRANSACTIONS WITH AFFILIATES. No present or former officer, director, stockholder or other affiliate of Parent has (i) any interest in the assets, properties or rights used in the business of Parent (other than solely through the ownership of Shares or Parent Options), (ii) any contract, agreement or understanding with Parent, or (iii) engaged in any transactions with Parent since the Balance Sheet Date.

         Section 4.17. ASSETS NECESSARY TO BUSINESS. The assets, properties and rights of Parent include all assets, properties and rights used in, or necessary for, the business of Parent and are held by Parent free and clear of any liens, claims or encumbrances, other than Permitted Liens.

         Section 4.18. INSURANCE. The insurance policies of Parent are current, are in full force and effect, all premiums due thereon have been paid, and Parent has complied in all material respects with the provisions of such policies, and all such policies either specifically include Parent as a named insured or include omnibus named insured language which generally includes Parent. No proceeding is pending or, to the Knowledge of Parent, threatened, to revoke, cancel or limit such policies and no notice of cancellation of any of such policies has been received by Parent. Parent is in full compliance with all material recommendations for the prevention of loss made by all insurance carriers and is in compliance with all warranties contained in all insurance policies. The insurance carried by Parent is adequate in light of industry standards.

         Section 4.19. ACCOUNTS RECEIVABLE. All accounts receivable, notes receivable and other receivables of Parent represents sales actually made or services actually delivered in the ordinary course of business. Except to the extent reserved against and reflected in the Parent Financial Statements, Parent knows of no reason why such accounts receivable would not be collectible in the ordinary course of business.

         Section 4.20. CONTRACTS.

                  (a) Each contract or agreement which is material to Parent and its subsidiaries is legal, valid, binding and enforceable against Parent, and to Parent's Knowledge, against each other party thereto, is in full force and effect and will continue to be so legal, valid, binding, enforceable and in full force and effect following the Closing. Neither Parent, nor to Parent's Knowledge, any other party, is in breach or default, and no event has occurred which would constitute (with or without notice or lapse of time or both) a breach or default (or give rise to any right of termination, modification, cancellation or acceleration) or modification of benefits under any such contract.

                  (b) Parent has delivered or made available for review by the Company true and complete copies of each such contract or agreement. Since the Balance Sheet Date, there has been no material modification, breach or termination of any such contract or agreement nor, to Parent's Knowledge, is any such modification, breach or termination contemplated.

         Section 4.21. INVENTORY. The inventory of Parent is of a quality usable or saleable in the ordinary course of business, except for dated or defective materials (including raw materials, work-in-process and finished goods), which is written down or reserved against on Parent Financial Statements in accordance with GAAP and the past practices of Parent.

         Section 4.22. NO MISLEADING STATEMENTS. The representations and warranties made by Parent in or pursuant to this Agreement do not include any untrue statement of a material fact or, to the Knowledge of Parent, omit to state any fact which would be reasonably likely to have a Material Adverse Effect on Parent.


                                   ARTICLE V
                                   COVENANTS

         Section 5.1. INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees from the date of this Agreement to the Effective Time or the earlier termination of this Agreement as provided herein that, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Schedule or (iii) as agreed in writing by Parent, the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course, consistent with past practice, and, to the extent consistent therewith, the Company shall use reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners and the Company shall not:

                  (a) amend its Articles of Incorporation or By-laws or similar organizational documents;

                  (b) (i) declare, set aside or pay any dividend or other distribution with respect its capital stock, (ii) redeem, purchase or otherwise acquire directly or indirectly any of its securities, (iii) issue, sell, pledge, dispose of or encumber any securities (or any rights to acquire such securities), other than Shares issued upon the exercise of Company Options outstanding on the date hereof in accordance with the terms of such options as in effect on the date hereof or (iv) split, combine or reclassify its outstanding capital stock;

                  (c) acquire or agree to acquire, any material assets or securities either by purchase, merger or otherwise, or acquire or agree to acquire any subsidiaries;

                  (d) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets or securities other than in the ordinary and usual course of business and consistent with past practice, or authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger);

                  (e) (i) grant any increase in the compensation payable or to become payable to any of its executive officers or key employees, (ii) (A) adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement, (iii) enter into any employment or severance agreement with or, except in accordance with the existing written agreements, grant any severance or termination pay to any officer, director or employee or
(iv) except in the ordinary course of business, consistent with past practice, increase the compensation or benefits of any employee;

                  (f) modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice or modify or amend the terms of any outstanding securities;

                  (g) (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice, (ii) incur or modify any material indebtedness or other liability, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice, (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company or customary loans or advances to employees in accordance with past practice) or (v) except in the ordinary course of business, enter into any material commitment or transaction;

                  (h) change any of the financial accounting methods used by it unless required by GAAP;

                  (i) make (or permit to be made) any material Tax election or settle or compromise any material liability for taxes or change (or permit to be changed) any material tax accounting method;

                  (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries;

                  (k) engage in any transactions with any stockholders or other affiliates of the Company or enter into any agreements with such stockholders or affiliates;

                  (l) take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time (as if made at such time); and

                  (m) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

         Section 5.2. INTERIM OPERATIONS OF PARENT. Parent covenants and agrees that, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 5.2 of the Parent Disclosure Schedule or (iii) as agreed in writing by the Company, the business of Parent and its subsidiaries shall be conducted only in the ordinary and usual course, consistent with past practice, and, to the extent consistent therewith, each of Parent and its subsidiaries shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners and neither Parent nor any of its subsidiaries shall:

                  (a) amend its Certificate of Incorporation or By-laws or similar organizational documents;

                  (b) (i) declare, set aside or pay any dividend or other distribution with respect its capital stock, (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock, (iii) issue, sell, pledge, dispose of or encumber any securities (or any rights to acquire such securities), other than Parent Shares issued upon the exercise of Parent Options outstanding on the date hereof in accordance with the terms of such options as in effect on the date hereof or (iv) split, combine or reclassify its outstanding capital stock;

                  (c) take, or agree to commit to take, any action that would make any representation or warranty of Parent contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time (as if made at such time); and

                  (d) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

         Section 5.3. INVESTIGATION. Each of the Company and Parent shall afford to the other and to the other's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours, throughout the period prior to the earlier of the Effective Time or the date of termination of this Agreement, to its and its subsidiaries', if applicable, plants, properties, contracts, commitments, books, and records and shall use its reasonable best efforts to cause its representatives to furnish such additional financial and operating data and other information as to its and its subsidiaries', if applicable, respective businesses and properties as the other or its duly authorized representatives may from time to time reasonably request. The parties hereby agree that each of them will treat any such information in accordance with the Bilateral Confidentiality Agreement, dated as of February 9, 1998, between the Company and Parent (the "Confidentiality Agreement").

         Section 5.4. DISCLOSURE SUPPLEMENTS. From time to time prior to the Closing, each party hereto shall supplement or amend its Disclosure Schedule with respect to any matter hereafter arising or any information obtained after the date hereof of which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in its Disclosure Schedule or which is necessary to complete or correct any information in such schedule or in any representation and warranty of such party which has been rendered inaccurate thereby. The Company shall promptly inform Parent of any claim by a third party that a contract has been breached, is in default, may not be renewed or that a consent would be required as a result of the transactions contemplated by this Agreement. For purposes of determining the satisfaction of the conditions set forth in Article VI and the indemnification obligations set forth in Article VIII hereof, no such supplement, amendment or information shall be considered.

         Section 5.5. REASONABLE EFFORTS. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such commercially reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity and (ii) using all reasonable efforts to cause the satisfaction of all conditions to Closing. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement.

                  (b) Each party hereto shall promptly inform the others of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party or affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

         Section 5.6. STOCKHOLDER MEETING. The Company shall cause a meeting of its stockholders to be duly called and held within 25 days of the date hereof for the purpose of obtaining the Company Stockholder Approval. The Company shall ensure that all materials transmitted to stockholders in connection with the Company Stockholder Approval comply in all material respects with applicable law. Parent shall supply all information reasonably requested in connection therewith. Parent will have the right to review and consent to such materials prior to transmission to stockholders, such consent not to be unreasonably withheld or delayed. Subject to Section 7.1 hereof, the Company shall use all reasonable efforts to obtain the Company Stockholder Approval and shall not take any action or fail to take any action which would prevent the Company's approval of this Agreement and the transactions contemplated hereby to be effective at the earliest possible date.

         Section 5.7. FURTHER ASSURANCES. From time to time after the Closing, without additional consideration, each of the parties hereto will (or, if appropriate, cause their affiliates to) promptly execute and deliver such further instruments and take such other action as may be necessary to make effective the transactions contemplated by this Agreement.

         Section 5.8. BROKERS OR FINDERS. Each party hereto represents, as to itself and its affiliates that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, other than Shipley, Raidy Capital Partners, LP in the case of the Company.

         Section 5.9. NO SOLICITATION. (a) The Company will, and will cause its officers, directors, employees, subsidiaries, affiliates, stockholders, agents and representatives to, immediately cease any existing discussions or negotiations with respect to any Takeover Proposal (as defined below) and will not, and will cause such persons and entities not to, directly or indirectly, encourage, solicit, facilitate, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Sub or their directors, officers, employees or other affiliates) concerning any Takeover Proposal. The Company will communicate to Parent within 8 hours of any such inquiries or proposals regarding a Takeover Proposal including the terms thereof (including any amendments or proposed amendments thereto) and the identity of the person making the inquiry or proposal.

                  (b) Notwithstanding anything in Section 5.9(a) to the contrary, the Company may furnish information to and engage in negotiations with any person making an unsolicited bona fide Takeover Proposal, but only if all of the following conditions are satisfied, (i) such proposal is a Superior Proposal, (ii) the Board of Directors of the Company, based on advice of outside counsel, determines that such actions are required in order for the Board to comply with its fiduciary duties to stockholders under applicable law and (iii) the Company and such person enter into a confidentiality agreement in a form approved by Parent (such consent not to be unreasonably withheld).

                  (c) "Takeover Proposal" shall mean any of the following involving the Company (other than the transactions contemplated by this Agreement): any inquiry or proposal relating to a sale of stock (whether by the Company or any stockholder), merger, consolidation, share exchange, tender offer, business combination, disposition or assets (or any interest therein) or other similar transaction.

                  (d) "Superior Proposal" means a proposal involving the acquisition of the entire equity interest in the Company or all or substantially of the assets of the Company which (i) represents higher value to the stockholders of the Company than the transactions contemplated hereby, (ii) is reasonably capable of being consummated on a prompt basis and (iii) to the extent that it requires financing, all such financing is committed, subject only to customary conditions.

                  (e) So long as this Agreement is in effect, (i) the Board of Directors of the Company shall not withdraw or modify (or propose to withdraw or modify) its recommendation of this Agreement and the transactions contemplated hereby and (ii) the Company shall not enter into any agreement regarding a Takeover Proposal, other than the confidentiality agreement contemplated by
Section 5.9(b)(iii).

         Section 5.10. PERFORMANCE OF OBLIGATIONS. Parent shall cause Sub to timely perform its obligations under this Agreement. The Stockholder shall cause the Company to timely perform its obligations under this Agreement.

         Section 5.11. TAX TREATMENT. (a) Each of Parent, the Company and the 5% Stockholders shall not take any action and shall not fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Code Section 368(a).

                  (b) Each party shall use all reasonable efforts to obtain the opinion referred to in Section 6.1(d).

         Section 5.12. 5% STOCKHOLDERS. Each of the 5% Stockholders hereby agrees as follows:

                  (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, the 5% Stockholders shall, including by initiating a written consent solicitation if requested by Parent, vote (or cause to be voted) the 5% Stockholder Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement. The 5% Stockholders hold a sufficient number of Shares to approve this Agreement without the vote of any other shareholder.

                  (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which either or both of the 5% Stockholders' vote, consent or other approval is sought, each such 5% Stockholder shall vote (or cause to be voted) such 5% Stockholder's Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or its Subsidiaries or any other Takeover Proposal (collectively, "Alternative Transactions") or (ii) any amendment of the Company's Articles of Incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (collectively, "Frustrating Transactions").

                  (c) The 5% Stockholders shall not, (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares to any person other than Parent or Parent's designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Shares or (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

                  (d) Each of the 5% Stockholders hereby irrevocably grants to and appoints any individual who shall hereafter be designated by Parent, and each of them, such 5% Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such 5% Stockholder Shares, or grant a consent or approval in respect of such Shares, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, (i) in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement and (ii) against any Alternative Transaction or Frustrating Transaction. This proxy does not apply to removing or replacing any existing member of the Board of Directors of the Company.

                  (e) Each of the 5% Stockholders represents that any proxies heretofore given in respect of such 5% Stockholder Shares are not irrevocable, and that any such proxies are hereby revoked. Each of the 5% Stockholders hereby affirms that the proxy set forth in this Section 5.12 is coupled with an interest and is irrevocable until such time as this Agreement terminates in accordance with its terms. Each of the 5% Stockholders hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of each such Stockholder under this Agreement. Each of the 5% Stockholders hereby ratifies and confirms all that each such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Each such irrevocable proxy is intended to be irrevocable in accordance with the provisions of Section 13.1-663 of the

VSCA. Simultaneously herewith, reference to such proxy and to the limitations on transfer contemplated by this Section 5.12 are being added as legends to the certificates representing the 5% Stockholder's Shares.

                  (f) The foregoing provisions of this Section 5.12 shall terminate upon the termination of this Agreement, provided however, that if prior to such termination any person shall have made a Takeover Proposal, such provisions shall survive until the first anniversary of such termination unless at the time of such termination, Parent is in material breach of this Agreement.

         Section 5.13. TAX COVENANTS.

                  (a) The Company shall prepare and file or cause to be prepared and filed in a manner consistent with past practice, and in good faith cooperation with Parent, all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include the Company) that are required to be filed (with extensions) on or before the Closing Date; PROVIDED, HOWEVER, that (i) the Company shall deliver any such Tax Return to Parent at least 15 days prior to the due date thereof and (ii) subject to the other provisions of this Agreement, the Company may file any such Tax Return without the consent or approval of Parent. The Company shall pay or cause to be paid all Taxes shown as due, or required to be shown as due, on such Tax Returns.

                  (b) All transfer, documentary, sales, use, registration and other such Taxes (including, without limitation, all applicable real estate transfer or gains Taxes and stock transfer Taxes), any penalties, interest and additions to Tax and fees incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Stockholder. Each party to this Agreement shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

                  (c) If the Stockholder receives any written notice from any taxing authority proposing any adjustment to any Tax relating to the Company or any of its subsidiaries, the Stockholder shall give prompt written notice thereof to either Parent or the Company.

                  (d) At the Closing, the Stockholder shall deliver, pursuant to
Section 1445(b)(2) of the Code and Treas. Reg. ss. 1.1445-2(b)(2), a duly executed certification of non-foreign status. Such certification shall conform to the model certification provided in Treas. Reg. ss. 1.1445-2(b)(2)(iii)(A) or
(B), as appropriate.

                  (e) Parent shall deliver (or cause to be delivered) to the Stockholder a copy of the Company's Tax Returns filed after the Closing Date for any taxable year ending on or before the Closing Date within 20 days of the filing of such return.

         Section 5.14. MARCH 31, 1999 AUDIT. As promptly as possible, but in no event later than June 15, 1999, the Company shall deliver to Parent the audited consolidated balance sheet, income statement and statement of cash flow of the Company and its consolidated subsidiaries, together with related notes, at and for the year ending March 31, 1999, accompanied by the unqualified audit report of Arthur Andersen LLP. These financial statements will fairly present the consolidated financial position and results of operations of the Company and its subsidiaries as of March 31, 1999 and will be in conformity with GAAP. The Company and Parent will cooperate with each other and Arthur Andersen in the preparation of such financial statements and shall provide all information that is reasonably requested in connection therewith. The Stockholder shall be responsible for all fees and expenses in connection with the preparation of these financial statements, including the fees and expenses of Arthur Andersen.

         Section 5.15. EMPLOYEE BENEFIT MATTERS. To the extent Company Employees participate in any Parent Plan after the Effective Time, Parent shall take all action, if any, required to ensure that such Company Employees be credited with all continuous periods of service with the Company immediately prior to the Effective Time for purposes of eligibility and vesting under such Parent Plans to the extent such service was credited for purposes of eligibility and vesting under the corresponding Company Plans.

         Section 5.16. CONSULTING AND NON-COMPETITION AGREEMENTS. Simultaneously with the execution of this Agreement, Parent and the persons set forth on
Schedule 5.16 are executing Non-Competition and Consulting Agreements in the form of Exhibits E-1, E-2 and F hereof.

         Section 5.17. YEAR 2000. The Company shall (i) review and assess prior to the Closing Date all areas within the business and operations of the Company (including those areas affected by suppliers and vendors) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer software and systems used by the Company (or its respective suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999) and (ii) cooperate with Parent and use its reasonable efforts to timely ensure that all computer software and systems owned by the Company are Year 2000 Compliant and that any non-compliant third party software will be replaced with Year 200 Compliant software to the extent commercially practicable.

         Section 5.18. STOCKHOLDERS OF THE COMPANY. The Company reasonably believes that it has fewer than 35 securityholders who are not "accredited investors" within the meaning of Rule 501 of the Securities Act. The Company will not issue or transfer any securities if the effect would be to render the prior sentence inaccurate. The Company has no reason to believe that the transactions contemplated hereby can not be consummated without registration under the Securities Act or state securities laws. The Company will provide such information, and take such actions as Parent may reasonably request, to demonstrate compliance with this Section.

         Section 5.19. UNDERWRITING LOCKUP. Each of the 5% Stockholders hereby agrees to execute such "lock-up" and other agreements as the underwriter for any public offering of Parent Shares may require in connection therewith, provided that any such "lock-up" and other agreements shall be the same in all material respects to the "lock-up" and other agreements to be executed by stockholders of Parent .

         Section 5.20. ARCHBOLD TRUST. Archbold Trust agrees that it will not exercise any options to purchase the common stock of the Company.

         Section 5.21. AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT. Parent agrees that Section 5.1 of the Amended and Restated Stockholders' Agreement, dated as of December 10, 1998, among Parent and stockholders thereof, shall be amended to provide that (i) one director of Parent will be a person nominated and elected by the Former Commonwealth Stockholders who are holders of Parent Shares and their permitted successors and assigns and (ii) the Board of Directors of Parent shall be increased to take into account the right of such holders to elect such director.


                                   ARTICLE VI
                                   CONDITIONS

         Section 6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligation of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of the following conditions:

                  (a) The Company Stockholder Approval shall have been obtained.

                  (b) All necessary consents and approvals of any Governmental Entity required for the consummation of the transactions contemplated by this Agreement shall have been obtained.

                  (c) No statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a Governmental Entity which prohibits the consummation of the transactions contemplated by this Agreement and shall be in effect.

         Section 6.2. CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligation of Parent and Sub to effect the transactions contemplated by this Agreement are further subject to the satisfaction or waiver of the following conditions:

                  (a) The representations and warranties of the Company and of the 5% Stockholders in this Agreement shall be true and correct (without regard for any materiality, Material Adverse Effect or similar qualifiers) as of the date hereof and at and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of such time, other than representations and warranties which speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time), except for failures to be true and correct, in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on the Company and except for failures to be true and correct, in the aggregate, which would not materially increase the costs or decrease the benefits expected to be derived from the transactions contemplated hereby.

                  (b) Each of the Company, the Stockholder and the Archbold Trust shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

                  (c) There shall not have occurred any events that have had or are reasonably likely to have a Material Adverse Effect on the Company.

                  (d) All consents or approvals listed in Section 2.4 of the Disclosure Schedule shall have been obtained and any other consents or approvals, the absence of which would have a Material Adverse Effect, shall have been obtained.

                  (e) Holders of no more than 5% of the outstanding Shares shall have exercised dissenter's rights.

                  (f) Parent shall have received from the Company a certificate, dated the Closing Date, duly executed by an executive officer of the Company and by each of the 5% Stockholders, to the effect of (a)-(e) above.

                  (g) Parent shall have received "Phase I" and limited "Phase II" environmental reports regarding the Company and such reports shall be in form and substance satisfactory to Parent.

                  (h) Parent shall have received a title report covering the real property owned by the Company and such report shall be in form and substance satisfactory to Parent.

                  (i) Parent shall, in its sole and absolute discretion, be satisfied that the issuance of Parent Shares as contemplated by this Agreement does not require registration under the Securities Act or state securities laws.

                  (j) Parent shall have received an executed copy of the Clarification Addendum to the 1981 Memorandum of Agreement between Kaufman & Robinson, Inc. and the Company and such executed addendum shall be in form and substance satisfactory to Parent.

         Section 6.3. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the transactions contemplated by this Agreement are further subject to the satisfaction or waiver of the following conditions:

                  (a) The representations and warranties of Parent in this Agreement shall be true and correct (without regard for any materiality, Material Adverse Effect or similar qualifiers) as of the date hereof and at and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of such time, other than representations and warranties which speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time), except for failures to be true and correct, in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on Parent and except for failures to be true and correct, in the aggregate, which would not materially increase the costs or decrease the benefits expected to be derived from the transactions contemplated hereby.

                  (b) Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

                  (c) The Company shall have received from Parent a certificate, dated the Closing Date, duly executed by an executive officer of Parent, to the effect of (a) and (b).

                  (d) The Company shall have received an opinion of Hunton & Williams, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Code Section 368(a).

                  (e) There shall not have occurred any events that have had or are reasonably likely to have a Material Adverse Effect on Parent.

                                  ARTICLE VII
                            TERMINATION AND AMENDMENT

         Section 7.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing by:

                  (a) Mutual consent of Parent and the Company;

                  (b) Either Parent or the Company if the Closing shall not have occurred on or before June 30, 1999 (unless the failure to consummate the Closing by such date shall be due to the action or failure to act of the party (or its affiliates) seeking to terminate this Agreement);

                  (c) Parent if the Board of Directors of the Company shall have withdrawn or modified (or proposed to withdraw or modify) its recommendation of this Agreement and the transactions contemplated hereby;

                  (d) The Company in order to execute a definitive agreement contemplating a Superior Proposal immediately following such termination, provided that the Company (i) is in compliance with the terms hereof, (ii) the Company has given Parent ten business days' notice of the terms of the Superior Proposal, including the identity of the person making the proposal and a copy of the proposed definitive agreement and (iii) has paid Parent the fee contemplated by Section 9.11(b) hereof.

                  (e) Either Parent or the Company if any court of competent jurisdiction or other competent Governmental Entity shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable.

                  (f) By Parent or the Company if there shall have been a breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement which would cause the condition set forth in Section 6.3(a) or (b) or Section 6.2(a) or (b), as the case may be, not to be satisfied and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach.

                  (g) By Parent if the Company shall (w) remove Christine Whitman or Emilio Dicataldo from the Board of Directors of the Company (x) terminate Christine Whitman as its Chief Executive Officer or Emilio DiCataldo as its Chief Financial Officer (each an Officer and collectively, "the Officers"), in either case without Cause, (y) violate any term of either of their indemnity agreements or (z) prevent either of them from taking any actions they deem necessary or appropriate in the course of their duties. For purposes of this Section 7.1(g), "Cause" shall mean (i) willful fraud or material dishonesty in connection with the Officer's performance of duties or (ii) the conviction for, or plea of nolo contendere, to a charge of commission of a felony. It shall be a condition precedent to the Company's right to terminate employment for "Cause" that (i) written notice stating with specificity the reason (the "breach") for the termination be given to the Officer, and (ii) if such breach is susceptible of cure or remedy, the Officer shall have 10 days from receipt of such notice to cure or remedy such breach.

         Section 7.2. EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Article IX hereof. Nothing contained in this
Section 7.2 shall relieve any party from liability for any breach of this Agreement.

         Section 7.3. AMENDMENT. This Agreement may be amended or modified at any time by the parties hereto, but only by an instrument in writing signed on behalf of each of the parties hereto.

         Section 7.4. EXTENSION; WAIVER. At any time prior to the Closing, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor the delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof.


                                  ARTICLE VIII
                            SURVIVAL; INDEMNIFICATION

         Section 8.1. SURVIVAL PERIODS. (a) All representations and warranties of the parties contained in this Agreement, the Disclosure Schedule or any certificate delivered in connection herewith shall survive until the third anniversary of the Closing Date; provided that if notice of a claim is provided by such date, such representations and warranties shall survive until the final resolution thereof. All covenants and agreements hereunder shall survive without limit (unless by their terms they are to survive for a shorter period).

                  (b) For purposes of this Agreement, a party's representations and warranties shall be deemed to include such party's Disclosure Schedule and all other documents or certificates delivered by or on behalf of such party in connection with this Agreement. None of the Closing, any party's waiver of any condition to Closing or an party's knowledge of any breach prior to the Closing shall constitute a waiver of any rights such party may have hereunder.

         Section 8.2. INDEMNIFICATION. Subject to the other provisions of this
Article VIII, from and after the Closing:

                  (a) The Former Commonwealth Stockholders shall jointly and severally indemnify and hold harmless Parent, Sub, their affiliates, their and their affiliates employees, officers, directors, agents and other representatives from and against any costs or expenses (including reasonable attorneys', experts' and consultants' fees), judgments, fines, penalties, losses, claims, liabilities and damages (collectively, "Damages") that are the result of, arise out of or relate to any breach of any representation or warranty or failure to perform any covenant made by or on behalf of the Company or the 5% Stockholders under this Agreement. Without limiting the generality of the foregoing, the Former Commonwealth Stockholders shall indemnify Parent for the amount, if any, by which (x) the total assets less the total liabilities shown on the audited balance sheet delivered pursuant to Section 5.14 hereof is less than (y) the total assets less the total liabilities shown on the Forecast March 31 Balance Sheet.

                  (b) Parent and Sub shall jointly and severally indemnify and hold harmless the Former Commonwealth Stockholders from and against any Damages that are the result of, arise out of or relate to any breach of any representation or warranty or the failure to perform any covenant made by or on behalf of Parent or Sub under this Agreement.

                  (c) The persons to whom indemnification is provided hereunder are referred to herein as the "Indemnified Parties" and the persons providing indemnification are referred to as the "Indemnifying Parties."

         Section 8.3. INDEMNIFICATION AMOUNTS. (a) Notwithstanding any provision to the contrary contained in this Agreement, the Former Commonwealth Stockholders shall not be obligated to indemnify Parent or Sub for Damages pursuant to this Article VIII to the extent they are the result of any breach of any representation or warranty made by or on behalf of the Company or either or both of the 5% Stockholders unless and until the dollar amount of all Damages shall equal in the aggregate $100,000, in which case the Former Commonwealth Stockholders will be obligated, jointly and severally, to indemnify Parent and Sub for the total amount of Damages subject to Section 8.6 hereof, including any amounts which would otherwise not be required to be paid by reason of this
Section 8.3(a). For purposes of this Article VIII, all materiality, Material Adverse Effect and similar qualifications in any representation, warranty, covenant or other provision hereof shall be ignored.

                  (b) Notwithstanding any provision to the contrary contained in this Agreement, Parent and Sub shall not be obligated to indemnify the Former Commonwealth Stockholders for any Damages pursuant to this Article VIII to the extent they are the result of any breach of any representation or warranty made by or on behalf of Parent or Sub, unless and until the dollar amount of all such Damages shall equal in the aggregate $100,000, in which case Parent and Sub will be obligated to indemnify the Former Commonwealth Stockholders for the total amount of Damages, including any amounts which would otherwise not be required to be paid by reason of this Section 8.3(b). In no event shall the liability of Parent and Sub under Section 1.12 and this Article VIII (the "Indemnified Amount") exceed in the aggregate $3,930,000. On each of the first, second and third anniversary of the Closing, the Indemnified Amount shall be reduced by $1,310,000, less the amount of any pending claims. All amounts to be paid by Parent pursuant to this Article VIII shall be payable in Parent Shares valued, for these purposes, at $4.04 per share.

         Section 8.4. CLAIMS. (a) If an Indemnified Party intends to seek indemnification pursuant to this Article VIII, such Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim and provide reasonably detail regarding such claim; provided, however, with respect to any indemnity under Section 8.5, such notice shall be provided within 20 days of the Indemnified Party's receipt of written notice of such claim. The Indemnified Party will provide the Indemnifying Party with prompt notice of any third party claim in respect of which indemnification is sought. The failure to provide either such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.

         (b) If such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party may, within 20 days after receipt of such notice and upon notice to the Indemnified Party, assume, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith, provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it. If the Indemnified Party reasonably determines that representation by the Indemnifying Party's counsel of both the Indemnifying Party and the Indemnified Party may present such counsel with a conflict of interest, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party's counsel. Notwithstanding anything in this Section 8.4 to the contrary, the Indemnifying Party may not, without the consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld. So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the Indemnifying Party's consent, such consent not to be unreasonably withheld. If the Indemnifying Party is not contesting such claim in good faith (including if it does not notify the Indemnified Party of its assumption of the defense of such claim within the 20 day period set forth above), then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith. The failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder.

         Section 8.5. INDEMNIFICATION WITH RESPECT TO TAXES.

                  (a) Notwithstanding any other provision in this Article VIII (other than Section 8.3, 8.4(a) and 8.6), the Former Commonwealth Stockholders shall indemnify, defend and hold harmless Parent, Sub and, after the Effective Time, the Company, and their respective officers, directors, employees, affiliates, controlling persons, agents and representatives, and their respective successors and assigns (each, a "TAX INDEMNITEE") from and against, and shall reimburse each Tax Indemnitee for, any and all Taxes (including, without limitation, reasonable expenses of investigation and reasonable attorneys' and accountants' fees and expenses in connection with any action, suit or proceeding) actually incurred or suffered at any time by any Tax Indemnitee arising out of or attributable to (i) any misrepresentation, inaccuracy or breach of any representation, warranty, covenant, agreement or promise related to Taxes by either of the 5% Stockholders and/or the Company contained in this Agreement (or in any certificate, document, list or schedule delivered to Parent by either of the 5% Stockholders or the Company), (ii) any and all unpaid Taxes for any Taxable Period ending on or before March 31, 1999, except to the extent that such Taxes are specifically set forth in the reserve for Taxes accrued on the financial statements described in Section 5.14 or (iii) any and all unpaid Taxes, whether determined on a separate, consolidated, combined, group or unitary basis, including any penalties and interest in respect thereof, of the Company or any of its subsidiaries (A) pursuant to Treas. Reg. ss.1.1502-6 or any comparable provision of state, local, or foreign law with respect to any Taxable Period beginning before the Closing Date and (B) pursuant to any guaranty, indemnification, Tax sharing, or similar agreement made on or before the Closing Date relating to the sharing of liability for, or payment of, Taxes; provided however, that no Tax Indemnitee shall be entitled to indemnity hereunder for Taxes that are solely attributable to Tax elections, amended Tax Returns or changes in Tax accounting methods, in each case, with respect to pre-closing periods that are made or filed after the Closing Date by the Company. In addition to the foregoing, no Tax Indemnitee shall be entitled to indemnity from the Former Commonwealth Stockholders for increases in Taxes attributable to the pre-closing portion of the taxable period that will include the Closing Date, to the extent (and only to the extent), such increases in Taxes are solely attributable to a position taken by the Company on a Tax Return that is filed after the Closing Date, if and only if, such position is
(i) not required by applicable law and (ii) inconsistent with positions taken on Tax Returns filed by the Company in pre-closing periods (and if inconsistent positions were taken during such periods, with the last such position taken). This Section 8.5(a) shall continue in effect until the third anniversary of the Closing Date; provided, however, that if a claim has been made pursuant hereto by such date the indemnity set forth in this Section 8.5(a) shall continue in effect until a final resolution of such claim.

                  (b) Any Tax or other amount for which indemnification is provided under this Agreement shall be (i) increased to take account of any Tax detriment incurred by any Tax Indemnitee arising from the receipt of indemnity payments hereunder (I.E., grossed-up for any Tax incurred on such increase) and
(ii) reduced to take account of any Tax benefit realized by any Tax Indemnitee arising from the receipt of indemnity payments hereunder.

                  (c) Notwithstanding any other provision in this Article VIII, the indemnitor and its duly appointed representatives shall have the sole right to negotiate, resolve, settle, or contest any claim for Tax made by a taxing authority with respect to which the indemnitor has agreed to indemnify a Tax Indemnitee under this Section 8.5 and with respect to which the indemnitor has acknowledged in writing such indemnification obligation; PROVIDED, HOWEVER, that the indemnitor shall not initiate any claim, settle any issue, file any amended Tax Return, take or advocate any position or otherwise take any action that could adversely affect the Tax Indemnitee or any of its affiliates without the written consent of the Tax Indemnitee, which consent shall not be unreasonably withheld. If the indemnitor does not assume the defense of a claim for the Tax made by a taxing authority with respect to which the indemnitor has indemnified a Tax Indemnitee under this Section 8.5, the Tax Indemnitee may defend the same at the reasonable expense of the indemnitor in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding with the consent of the indemnitor, which consent shall not be unreasonably withheld.

                  (d) Parent and the 5% Stockholders agree to reasonably cooperate (and Parent agrees to cause the Company to reasonably cooperate) with each other to the extent reasonably requested after the Closing Date (at the expense of the requesting party) in connection with (i) the preparation, execution, and filing of all Tax Returns with respect to any taxable period of the Company ending on or prior to the Closing Date, (ii) contests concerning the application of any Tax or the amount of Tax due for any such taxable period, and
(iii) audits and other proceedings conducted by any Tax authority with respect to any such taxable period.

         Section 8.6. EXCLUSIVE REMEDY. Prior to the Closing Date, the maximum liability of the Company, on the one hand, and Parent and Sub, on the other hand, shall be $10,000,000, payable in cash. Following the Closing Date, the provisions of this Article VIII shall be the exclusive remedy for the matters covered hereby, provided that nothing herein shall relieve any party from any liability for fraud. All amounts to be paid by the Former Commonwealth Stockholders under this Article VIII shall be paid solely from the escrow contemplated by Section 1.10 hereof and such amounts shall be limited to such escrow. Notwithstanding any other provision in this Article VIII, following the Closing Date, each party's indemnification obligations pursuant to this Article VIII shall be limited to 54% of Damages. Following the Closing, (i) all notices to the Former Commonwealth Stockholders shall be made to the Representative,
(ii) all notices from the Former Commonwealth Stockholders shall be made by the Representative and (iii) the Representative shall have the power to act for the Former Commonwealth Stockholders in all matters related to this Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

         Section 9.1. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)  if to Parent or Sub, to:

                  CVC, Inc
                  525 Lee Road
                  Rochester, New York 14606
                  Attention: Emilio O. DiCataldo
                  Telecopy: (716) 458-2550

                  with a copy to:

                  Dewey Ballantine LLP
                  1301 Avenue of the Americas
                  New York, New York 10019
                  Attention: Frederick W. Kanner
                  Telecopy: 212-259-6333

                  (b) if to the Company to:

                  Mr. Thomas Hennigan
                  500 Pendleton Street
                  Alexandria, Virginia 22315

                  with a copy to:

                  Hunton & Williams
                  1751 Pinnacle Dr.
                  Suite 1700
                  McLean, Virginia 22102
                  Attention: Joseph Conroy
                  Telecopy: 703-714-7410

                  (c) If to the Stockholder to:

                  Mr. George R. Thompson, Jr.
                  500 Pendleton Street
                  Alexandria, Virginia 22315

                  with a copy to:

                  Hunton & Williams
                  1751 Pinnacle Dr.
                  Suite 1700
                  McLean, Virginia 22102
                  Attention: Joseph Conroy
                  Telecopy: 703-714-7410

                  (d) If to the Archbold Trust to:

                  Mr. Farnham Collins
                  Crescent Road
                  RFD #1, Box #64
                  Millbrook, NY  12545

         Section 9.2. HEADINGS. The headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         Section 9.3. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument.

         Section 9.4. ENTIRE AGREEMENT; ASSIGNMENT. (a) This Agreement and the exhibits and schedules hereto and the documents and certificates delivered in connection herewith, the Stock Option Agreement and the Confidentiality Agreement, constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  (b) This Agreement shall not be assigned by a party hereto by operation of law or otherwise; PROVIDED, that Parent or Sub may assign its rights and obligations hereunder to any wholly owned subsidiary of Parent or Sub, but no such assignment shall relieve Parent or Sub of its obligations hereunder if such assignee does not perform such obligations.

         Section 9.5. GOVERNING LAW. Except to the extent that Virginia law is applicable to the Merger, this Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.

         Section 9.6. SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         Section 9.7. PUBLICITY. Except as otherwise required by law or the rules and regulations of any national securities exchange, no party hereto shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without prior consultation with the other parties hereto.

         Section 9.8. BINDING NATURE; NO THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 9.9. SEVERABILITY. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect.

         Section 9.10. INTERPRETATION. As used in this Agreement, (a) "including" (or similar terms) shall be deemed followed by "without limitation" and shall not be deemed to be limited to matters of a similar nature to those enumerated, (b) "contract" shall include any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment, obligation or understanding, (c) "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person,
(d) "ordinary course of business" (or similar terms) shall be deemed followed by "consistent with past practice" and (e) "assets" shall include "rights" including rights under contracts. In determining whether a fact, event or other item has a Material Adverse Effect, such fact, event or other item shall be considered individually and in the aggregate with all other facts, events or other items.

         Section 9.11. PAYMENT OF EXPENSES. (a) Whether or not the transactions contemplated by this Agreement shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement. The Company's expenses in connection with this Agreement and the transactions contemplated hereby (including the negotiation and investigation hereof), including legal, investment banking and accounting fees and expenses, shall not exceed $450,000.

                  (b) Notwithstanding the foregoing, if this Agreement is terminated (i) pursuant to Section 7.1(c) or (d) hereof, or (ii) following a material breach hereof by the Company or either of the 5% Stockholders, then within one business day of such termination (or prior to such termination in the case of a termination pursuant to Section 7.1(d) hereof), the Company shall deliver to Parent, in immediately available funds, the sum of $1,000,000 plus Parent's reasonable expenses in connection with this Agreement and the transactions contemplated hereby (including the negotiation and investigation hereof), including legal, investment banking and accounting fees and expenses, such expense reimbursement not to exceed $450,000. The Company acknowledges that the agreements contained in this Section 9.11(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay the amount due pursuant to this Section 9.11(b) when it is required to be paid, the Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees) in connection with the collection of such amount, together with interest on the amount of the fee at the rate of 12% per annum from the date such fee was required to be paid.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                         CVC, INC.


                         By:
                            -------------------------------
                               Name:
                               Title:

                         CVC ACQUISITION CORP.


                         By:
                            -------------------------------
                               Name:
                               Title:


                         COMMONWEALTH SCIENTIFIC
                         CORPORATION


                         By:
                            -------------------------------
                               Name:
                               Title:


                         JOHN D. ARCHBOLD GST TRUST


                         By:
                            -------------------------------
                               Name:
                               Title:



                         GEORGE R. THOMPSON, JR.

                         By:
                            -------------------------------
                               Name:
                               Title: